UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Family Dollar Stores, Inc.

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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 20, 2011

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Family Dollar Stores, Inc. (the “Company”), to be held at 2:00 p.m., local time, on January 20, 2011, at the Company’s offices, 10401 Monroe Road, Matthews, North Carolina, 28105. The Annual Meeting is being held for the following purposes:

(1)	To elect as directors the ten nominees named in the attached Proxy Statement;

(2)	To approve the performance measures for performance-based awards under the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”);

(3)

To ratify the action of the Company’s Audit Committee in selecting PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending August 27, 2011; and

(4)	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on November 26, 2010, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s office, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

By Order of the Board of Directors

James C. Snyder, Jr.
Senior Vice President
General Counsel and Secretary

Matthews, North Carolina

December 2, 2010

FAMILY DOLLAR STORES, INC.

PROXY STATEMENT

FAMILY DOLLAR STORES, INC.

Post Office Box 1017

Charlotte, North Carolina 28201-1017

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Family Dollar Stores, Inc. (“Family Dollar,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our 2011 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement is sent to anyone who owns shares of our common stock (individually, a “stockholder”) on the Record Date. The Annual Meeting will be held at our headquarters, located at 10401 Monroe Road, Matthews, North Carolina, on January 20, 2011, at 2:00 p.m., local time. These proxy materials are being mailed to our stockholders on or about December 8, 2010.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the matters described in this Proxy Statement. Additionally, our management will present a report on our performance and respond to questions from stockholders. As of the date of this Proxy Statement, management is not aware of any other matters to be brought before the Annual Meeting.

What is a “proxy?”

A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” A proxy card is included with this Proxy Statement. When you sign the proxy card, you designate Howard R. Levine and R. James Kelly as your representatives at our Annual Meeting.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The Record Date for the Annual Meeting is November 26, 2010. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection as required by our Bylaws at our corporate offices, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date. These votes can be used for each matter to be voted upon.

What is a “stockholder of record?”

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In this case, these proxy materials have been forwarded to you by your stockbroker or bank (who is actually considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker how to vote using the proxy materials. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record. Your bank, broker or nominee should send you instructions for voting your shares.

What am I voting on?

You will be voting on:

1.	The election of the ten nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1);

2.	The approval of the performance measures for performance-based awards under the 2006 Plan (Proposal No. 2); and

3.

The proposal to ratify the action of our Audit Committee in selecting PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending August 27, 2011 (Proposal No. 3).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the ten nominees to the Board (Proposal No. 1);

•	“FOR” the proposal to approve the performance measures for performance-based awards under the 2006 Plan (Proposal No. 2); and

•	“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants (Proposal No. 3).

Unless you indicate otherwise on your proxy card, your proxies will be voted FOR the election of each of the nominees and in favor of the proposal to approve the performance measures for performance-based awards under the 2006 Plan, and in favor of the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

How can I vote my shares in person at the Annual Meeting?

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker and present it to the Inspector of Election with your ballot to be able to vote at the Annual Meeting. For directions to the Annual Meeting, please contact us at (704) 847-6961 or by mail by writing: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017.

How can I vote my shares without attending the Annual Meeting?

Stockholders can vote prior to the Annual Meeting using the following methods:

1.	By Touch-Tone Telephone—If you choose to vote by telephone, please call the toll free number printed on the enclosed proxy card and follow the recorded instructions.

2.	By Internet—If you choose to vote using the Internet, please follow the instructions on the enclosed proxy card.

3.	By Mail—If you choose to vote by mail, you must sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope.

To reduce costs, we ask that you vote by telephone or by Internet. If you choose to vote using these methods, please note that voting will close at 11:59 p.m. Eastern Time, on January 19, 2011.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card.

Can I change or revoke my vote after returning my proxy card?

Any stockholder giving a proxy can revoke it at any time before it is exercised by (i) delivering written notice of revocation to our Corporate Secretary; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date, must be present, either in person or by proxy, for a quorum at the Annual Meeting. On the Record Date, November 26, 2010, 126,384,955 shares of our common stock were outstanding. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.

How many votes are necessary to approve each proposal?

Proposal No. 1: Subject to our Corporate Governance Guidelines, our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes represent a majority.

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board of Directors (the “Board”) promptly following certification of the election results. The Nominating/Corporate Governance Committee will evaluate the best interests of Family Dollar and our stockholders and shall recommend to the Board the action to be taken with respect to the tendered resignation. This provision applies to uncontested elections only.

The approval of Proposal No. 2 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

The approval of Proposal No. 3 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

How will abstentions and broker non-votes be treated?

Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director.

New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposals No. 1 and 2 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote, but will be counted for the purpose of determining the existence of a quorum.

Who will count the votes?

An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting. Broadridge will also act as the independent Inspector of Election and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Additionally, we will publish voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

Do you provide electronic access to the Family Dollar Proxy Statement and Annual Report?

Yes. You may obtain copies of this Proxy Statement and our Annual Report on Form 10-K (“Annual Report”) for the year ended August 28, 2010 (“fiscal 2010”), by visiting www.proxyvote.com. You may also obtain a copy of our Annual Report (without exhibits), without charge, by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you received a householded mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to our Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: 704-849-7522. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, telephone: (800) 937-5449.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees (who we refer to as “Team Members”) may solicit proxies personally or by mail, telephone or other means of communication. Our Team Members will not receive additional compensation for their soliciting efforts, if any are undertaken. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficiaries of the stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, ten directors will be nominated for election to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our Bylaws and has been set at ten as of the Annual Meeting date. Votes cast pursuant to the enclosed proxy will be cast for the election of the ten nominees named below unless authority is withheld. All nominees are currently members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for such substitute, if any, as shall be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the Bylaws.

The Board of Directors met seven times during fiscal 2010. The independent directors met three times during the year in executive session without the presence of management directors or other employees of the Company. All directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by committees of which each such director was a member. Pursuant to Corporate Governance Guidelines adopted by the Board, directors are expected to attend Board meetings on a regular basis and to attend the Annual Meeting of stockholders. All of the current directors attended our last annual meeting.

Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating/Corporate Governance Committee and the Board to conclude that the nominee should serve on the Board. The Board of Directors has determined that each of the nominees, other than Mr. Levine, is an independent director within the meaning of the NYSE listing standards and the categorical independence standards adopted by the Board, as set forth in our Corporate Governance Guidelines.

Mark R. Bernstein, age 80, has served as a director since 1980. He is Of Counsel with the law firm of Parker, Poe, Adams & Bernstein L.L.P. Prior to his January 2002 retirement, he was Chairman of the law firm, Chairman of the Corporate Group and a partner in the firm. Mr. Bernstein previously served as a director of Rauch Industries, Inc., a manufacturer of Christmas ornaments, for more than a decade until its sale in 1996 and as a director of National Welders Supply Company, Inc., a welding gas distributor, for more than three decades until its sale in 2008. Mr. Bernstein also served as chairman of the North Carolina Economic Development Board from 1998 to 2000. Mr. Bernstein was elected as the Lead Director of the Board of Directors in August 2004. Mr. Bernstein serves on the Nominating/Corporate Governance Committee.

Mr. Bernstein’s qualifications to serve on the Board include his extensive legal and transactional experience as a corporate lawyer, his diverse and valuable financial and leadership experience gained as a director on several public and private corporate and non-profit boards in a variety of industries and fields, and his deep understanding of the Company’s history and business.

Pamela L. Davies, age 53, has served as a director since 2009. Dr. Davies has been the president of Queens University of Charlotte since July 2002. Prior to assuming that role, Dr. Davies served as the Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002 and the LeBow College of Business at Drexel University from 1997 to 2000. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. Dr. Davies has also been a director of C&D Technologies, Inc. since 1998 and Sonoco Products Company since 2004, and previously served on the Board of Directors of Charming Shoppes, Inc. from 1998 to June 2009. Dr. Davies serves on the Compensation and Nominating/Corporate Governance Committees.

Dr. Davies’ qualifications to serve on the Board include her extensive leadership experience and knowledge of strategic planning and marketing, as well as the valuable financial and industry experience gained as a director on several public company boards, including in the retail industry.

Sharon Allred Decker, age 53, has served as a director since 1999. Mrs. Decker has been the Chief Executive Officer of The Tapestry Group, LLC, a faith based, non-profit consulting and communications firm, since September 2004. From April 2003 to August 2004, she was President of The Tanner Companies, a manufacturer and retailer of apparel. From August 1999 to March 2003, she was President of Doncaster, a division of The Tanner Companies. Doncaster is a direct sales organization selling a high-end line of women’s apparel. Mrs. Decker has also been a director of Coca-Cola Bottling Co. Consolidated since 2001 and SCANA Corporation since 2005. Mrs. Decker serves on the Compensation and the Nominating/Corporate Governance Committees.

Mrs. Decker’s qualifications to serve on the Board include her executive leadership skills and understanding of strategic, operational and marketing issues facing large retail companies gained through her experience as an executive of retail industry companies. In addition, through her experience as a director on public and private company boards, she brings valuable financial and strategic experience to the Board.

Edward C. Dolby, age 65, has served as a director since 2003. He has been the President of The Edward C. Dolby Strategic Consulting Group, LLC since September 2002, when he established the company to engage in business consulting. Prior to his retirement in December 2001, Mr. Dolby was employed by Bank of America Corporation for 32 years, where his positions included President of the North Carolina and South Carolina Consumer and Commercial Bank. Mr. Dolby serves on the Audit and Compensation Committees.

Mr. Dolby’s qualifications to serve on the Board include his financial, management and strategic acumen gained through his leadership roles in the banking and financial services industry coupled with his extensive retail banking background. His retail expertise augments his director qualifications.

Glenn A. Eisenberg, age 49, has served as a director since 2002. He is the Executive Vice President—Finance and Administration of The Timken Company, a position he has held since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From 1990 to 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where he held various positions, including President and Chief Operating Officer from December 1999 to May 2001. Mr. Eisenberg has also been a director of Alpha Natural Resources, Inc. since 2005. At Alpha Natural Resources, Mr. Eisenberg serves as its lead director and as Chairman of the Audit Committee. Mr. Eisenberg serves Family Dollar Stores, Inc. as Chairman of the Audit Committee.

Mr. Eisenberg’s qualifications to serve on the Board include his extensive global management, operational and financial knowledge and skills gained through his service as the Chief Financial Officer of The Timken Company and in other senior executive capacities of global manufacturing firms. In addition, through his service as the chairman of the audit committee of another public company, he brings valuable corporate governance and risk oversight experience. Further, the Board of Directors has determined that Mr. Eisenberg is an “audit committee financial expert,” as defined by the applicable rules of the SEC.

Howard R. Levine, age 51, has served as a director since 1997 and is our Chairman of the Board and Chief Executive Officer. He was employed by Family Dollar in various capacities in the Merchandising Department from 1981 to 1987, including employment as Senior Vice President—Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies’ apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined Family Dollar in April 1996, and was elected Vice President-General Merchandise Manager: Softlines in April 1996; Senior Vice President-Merchandising and Advertising in September 1996; President and Chief Operating Officer in April 1997; Chief Executive Officer (“CEO”) in August 1998; and Chairman of the Board in January 2003. Mr. Levine is the son of Leon Levine, the founder and former Chairman of the Board of the Company. Mr. Levine is the sole member of the Equity Award Committee.

Mr. Levine has extensive executive leadership experience in the retail industry, especially with small box retailers. As the Company’s Chief Executive Officer for more than 12 years, Mr. Levine brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. The Board of Directors believes that this experience and understanding, combined with more than 20 years of working for the Company in various capacities in store operations, distribution and merchandising, give him the qualifications, attributes and skills to serve as a director for the Company.

George R. Mahoney, Jr., age 68, has served as a director since 1987. He was employed by Family Dollar as General Counsel in 1976, as Vice President, General Counsel and Secretary from 1977 to 1984, as Senior Vice President, General Counsel and Secretary from 1984 to 1991 and as Executive Vice President, General Counsel and Secretary from 1991 until his retirement in May 2005. Mr. Mahoney serves on the Audit Committee.

Mr. Mahoney’s qualifications to serve on the Board include his extensive experience in the areas of corporate law, finance, investor relations and human resources and his in-depth familiarity with the Company’s history and business.

James G. Martin, age 74, has served as a director since 1996. He has been employed by McGuireWoods Consulting as a Senior Advisor since July 2008. He was employed by Carolinas HealthCare System in various executive roles, including Corporate Vice President, from January 1993 through March 2008. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. Dr. Martin has also been a director of Palomar Medical Technologies, Inc. since 1997 and DesignLine Corporation since 2009, and he was a Trustee of the North Carolina Capital Management Trust from 2000 until his retirement in November 2010. Dr. Martin was a director of aaiPharma Inc. from 1999 to 2007 and a director of Duke Energy Corporation from 1994 to 2006. Dr. Martin serves as Chairman of the Nominating/Corporate Governance Committee.

Dr. Martin’s qualifications to serve on the Board include his extensive leadership experience in both political and corporate settings, including his executive role as Governor of the State of North Carolina. In addition, Dr. Martin has developed valuable and diverse strategic and financial knowledge through his experience as a director on several public corporate and non-profit boards, including his experience as chairman of several committees of such boards.

Harvey Morgan, age 68, has served as a director since 2007. Mr. Morgan has more than 40 years of investment banking experience with significant expertise in strategic advisory services, mergers and acquisitions, private placements and underwritings. He has been a Managing Director of the investment banking firm Bentley Associates, L.P. since 2004, and from 2001 to 2004, he was a Principal of Shattuck Hammond Partners. Mr. Morgan has also been a director of Cybex International, Inc. since 2003 and Cryolife, Inc. since 2008, and previously served on the Board of Directors of Burlington Coat Factory Warehouse Corporation from 1983 to 2005. Mr. Morgan serves on the Audit and Nominating/Corporate Governance Committees.

Mr. Morgan’s qualifications to serve on the Board include his strategic and financial acumen developed through decades of experience in the investment banking industry, as well as his leadership and corporate governance experience gained as a director of public company boards, including in the retail industry. In addition, the Board of Directors has determined that Mr. Morgan is an “audit committee financial expert,” as defined by applicable SEC rules.

Dale C. Pond, age 64, has served as a director since 2006. He retired in June 2005 as Senior Executive Vice President—Merchandising/Marketing after serving twelve years with Lowe’s Companies, Inc., a home improvement retailer. Prior to joining Lowe’s, he held a series of senior management positions at several retailers and home improvement companies including HQ/HomeQuarters Warehouse, Montgomery Ward and Payless Cashways, Inc. Mr. Pond has also been a director of Bassett Furniture Industries Inc. since 2002, where he serves as the Chairman of the Organization, Compensation and Nominating Committee, and Scripps Networks Interactive, Inc. since 2008. Mr. Pond serves as Chairman of the Compensation Committee.

Mr. Pond’s qualifications to serve on the Board include his demonstrated leadership and knowledge of financial, operational and strategic issues facing large retail companies gained through his executive leadership experience in the retail industry. In addition, through his years of service on the boards of several large companies, including as the chairman of the compensation and nominating committee of another public company, Mr. Pond is able to provide diverse and valuable finance, strategic and corporate governance experience to the Board.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees.

DIRECTOR COMPENSATION

The Compensation Committee annually reviews the Board’s compensation structure, including a comparison of the compensation paid by the Company to its directors with the compensation paid by companies included in the peer group established pursuant to the Company’s performance share rights program, with particular emphasis on other “dollar” stores included in the peer group. For a discussion of this peer group, see “How does the Company select its peer group for the PSR program?” under the heading “Compensation Discussion and Analysis.” Based on this information and other factors such as Company performance, director recruitment and current director compensation, the Compensation Committee makes recommendations to the Board for adjustments, where appropriate, in director compensation. Director compensation for fiscal 2010 was based on retainer amounts and meeting fees established in August 2007. In addition, the Board approved an increase in the directors’ annual equity award from $30,000 to $60,000 in November of 2009, following a review and advice from Hay Group, Inc., a compensation consultant to the Company and to the Compensation Committee. The Compensation Committee has determined that a mix of cash and equity compensation is appropriate for the directors, as further discussed below.

The Company’s directors (other than Howard R. Levine, who is an employee of Family Dollar) received an annual retainer of $40,000. The Chairman of each of the Nominating/Corporate Governance Committee and the Compensation Committee received an additional annual retainer of $5,000, and the Chairman of the Audit Committee received an additional annual retainer of $10,000. Our Lead Director was paid an additional annual retainer of $10,000. All retainers are paid quarterly in arrears. In addition, non-employee directors were paid $1,500 for each meeting of the Board attended and $1,000 for each committee meeting attended, except that a director received $500 for any meeting attended telephonically.

In addition to cash retainers and meeting fees, each non-employee director received an annual grant of our common stock in the amount of 1,948 shares with a value of $60,018 made on the day of the 2010 Annual Meeting in accordance with the terms of the Family Dollar Stores, Inc. 2006 Incentive Plan Directors’ Share Awards Guidelines (the “Directors’ Share Awards Guidelines”), which were adopted pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan. The grants were made upon their re-election as directors in January 2010. The Board of Directors believes that the payment of a portion of the directors’ fees in the form of an annual grant of shares of our common stock supports the alignment of the directors’ interests with the interests of our stockholders. Non-employee directors are required to maintain a level of equity interest in Family Dollar equal to at least one-half of the cumulative number of shares of our common stock awarded for their service as directors since August 2005. We encourage, but do not require, that directors maintain an equity interest in Family Dollar in excess of such minimum amounts. Currently, all of our directors are in compliance with these ownership guidelines.

We reimburse directors for all reasonable expenses incurred by them in connection with attendance at any meeting of the Board or its committees and for travel and other expenses incurred in connection with their duties as directors.

The following table summarizes compensation we paid to non-employee directors in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark R. Bernstein	62,500	60,018	122,518
Pamela L. Davies	58,500	60,018	118,518
Sharon Allred Decker	58,500	60,018	118,518
Edward C. Dolby	59,500	60,018	119,518
Glenn A. Eisenberg	63,500	60,018	123,518
George R. Mahoney, Jr.	49,500	60,018	109,518
James G. Martin	59,500	60,018	119,518
Harvey Morgan	57,500	60,018	117,518
Dale C. Pond	59,500	60,018	119,518

(1)

The amounts shown in this column indicate, for each director, the aggregate grant date fair value of stock awards granted in fiscal 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“FASB ASC Topic 718”) (formerly, Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment or “FAS 123R”). For the total number of shares of common stock held by each non-employee director as of November 19, 2010, see “Ownership of the Company’s Securities” in this Proxy Statement.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Guidelines state that a majority of the Board members and all members of each of the Audit, Compensation and Nominating/Corporate Governance Committees must be independent, as defined by the NYSE listing standards and additional categorical standards of independence adopted by the Board and set forth in such Guidelines, which can be found on our website at www.familydollar.com. Under our Corporate Governance Guidelines, a director will not be considered independent if the director:

•	has been employed by Family Dollar, its subsidiaries or affiliates within the last four years;

•

has received, during the current year, or any of the three immediately preceding years, remuneration, directly or indirectly, other than de minimis remuneration (as defined below), as a result of service (other than as a director of a customer or supplier) as (i) an advisor, consultant, or legal counsel to Family Dollar or to a member of our senior management; or (ii) a significant customer or supplier of Family Dollar;

•	has any personal services contracts with Family Dollar, or any member of our senior management;

•	is an officer or employee of a not-for-profit entity that receives significant contributions from Family Dollar or serves any such entity in any capacity for which remuneration is received;

•	is employed by a public company at which an executive officer of Family Dollar serves on the compensation committee of the board of directors;

•

has any investment in any entity in which Family Dollar also has an investment, other than equity or debt investments that are available to the public in public or governmental entities, or investments in any other entity in which neither the director nor Family Dollar or any of its parents, subsidiaries, or affiliates own an interest of 5% or more or exercises managerial control;

•	has had any of the relationships described above with any affiliate of Family Dollar; or

•	is a member of the immediate family of any person who fails to satisfy these qualifications.

A director shall be deemed to have received remuneration (excluding remuneration as a director, such as remuneration provided to a Committee Chairman or Lead Director), directly or indirectly, if the Company, its subsidiaries or affiliates, has paid remuneration to any entity in which the director has a beneficial ownership interest of 5% percent equity or more, or to an entity by which the director is employed or self-employed other than as a director. De minimis remuneration is excluded from this rule. Remuneration is de minimis if such remuneration is (a) $60,000 or less in any fiscal year, or (b) if such remuneration is paid to an entity, (i) such remuneration did not exceed the lesser of $1 million, or 5% of the gross revenues of the entity during the entity’s fiscal year; and (ii) such remuneration did not directly result in a material increase in the compensation received by the director from that entity.

The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that Mark R. Bernstein, Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby, Glenn A. Eisenberg, George R. Mahoney, Jr., James G. Martin, Harvey Morgan and Dale C. Pond, who include all the members of the Audit, Compensation and Nominating/Corporate Governance committees, are independent, as defined by the NYSE listing standards and the categorical independence standards described above, and that no material relationships exist between any of such independent directors, and Family Dollar other than by virtue of their being directors and stockholders.

In reaching its determination of independence, the Board reviewed each of the following transactions, relationships and arrangements. In each case, the Board determined that such transactions, relationships and arrangements did not impact any director’s independence.

•

Dr. Martin joined McGuireWoods Consulting (“MW Consulting”), a wholly owned public affairs consulting subsidiary of the law firm McGuireWoods, LLP (“MW Law”) in June 2008. In fiscal 2008, the Company paid legal fees of $154,712 to a law firm that merged with MW Law, and legal fees of $17,720 to MW Law (which aggregate amount did not exceed 5% of the gross revenues of MW Law in fiscal 2008). The Company did not pay any fees to MW Law in fiscal 2009 or fiscal 2010. The Company has not paid any fees to MW Consulting and does not currently anticipate retaining MW Consulting to provide any services. Dr. Martin has informed the Board that his compensation from MW Consulting will not be determined in any way by fees paid by the Company to MW Law.

•

Mr. Mahoney was employed by the Company as General Counsel in 1976 and served as the Executive Vice President, General Counsel and Secretary of Family Dollar from 1991 until his retirement in May 2005.

•

With respect to Dr. Davies, the Board considered the amount of charitable contributions made by our executive officers and immediate family members of our executive officers to charitable organizations of which she serves as an executive officer.

Committees of the Board

Pursuant to our Bylaws, the Board of Directors has established four standing committees: the Audit, Compensation, Equity Award, and Nominating/Corporate Governance Committees. The Charters of the Audit, Compensation, Equity Award and Nominating/Corporate Governance Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our directors, officers and Team Members are available on our website at www.familydollar.com under the “Investor Relations” link. Once you have accessed the “Investor Relations” section of our website, click on the “Corporate Governance” link. These documents also are available in print to stockholders upon request to our Corporate Secretary.

The principal functions of each of our standing Board Committees, the members of each committee and the number of meetings held in fiscal 2010 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2010
Audit Eisenberg(1)(2) Dolby Mahoney Morgan(2)

•      Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of:

(i)     the integrity of our financial statements;

(ii)    our compliance with legal and regulatory requirements;

(iii)  the independent auditor’s qualifications and independence;

(iv)   the performance of our internal audit function and independent auditors; and

(v)    the annual independent audit of our financial statements.

•      Review and make recommendations to the Board regarding the Company’s financial reports;

•      Discuss the Company’s major financial risk exposures with management;

•      Manage the Company’s relationship with the Company’s independent auditors; and

•      Establish and oversee publication of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

5

Compensation Pond(1) Davies Decker Dolby

•      Evaluate and recommend compensation for selected senior executive officers of Family Dollar and non-management directors;

•      Set the compensation of the CEO;

•      Administer our incentive and equity-based compensation plans;

•      Evaluate and review the structure of compensation and benefits for all Team Members, including setting pre-tax earnings goals and approving the payment of bonuses under our incentive compensation plans; and

•      Establish and communicate to the Board and to management Family Dollar’s general compensation philosophy, as well as considerations for determining compensation for executive officers and directors.

8

Equity Award Levine

•      Select Team Members below the level of Vice President for participation in programs established by the Compensation Committee pursuant to the 2006 Plan; and

•      Approve the amount of grants or awards of equity or cash incentives to selected Team Members below the level of Vice President in accordance with the 2006 Plan programs and subject to such terms and limitations as established by the Compensation Committee, which shall include limits on the number of equity related rights that may be granted in any fiscal year by the Equity Award Committee.

0(3)

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2010
Nominating/ Corporate Governance Martin(1) Davies Bernstein Decker Morgan

•     Identify and recommend to the Board qualified individuals for election or re-election as directors at the annual meeting of stockholders or as otherwise required as a result of Board vacancies or an increase in the size of the Board;

•     Review the structure, independence and composition of the Board and its committees and make recommendations to the Board;

•     If an incumbent director fails to receive the required vote for re-election in any uncontested election as provided in the Company’s Corporate Governance Guidelines, determine, and make recommendations to the Board regarding, whether or not to accept the director’s resignation;

•     Evaluate the performance of the Board and Board Committees and report findings to the Board;

•     Develop or review and recommend to the Board plans for the succession of our CEO and other senior officers, as necessary;

•     Develop (with our management) director orientation programs;

•     Nominate for Board approval the Chairman and (if the Chairman is not an independent director) the Lead Director and make recommendations to the Board regarding their respective roles;

•     Review and make recommendations as provided in our codes of conduct;

•     Evaluate and make recommendations to the Board regarding stockholder proposals; and

•     Recommend to the Board and oversee the implementation of sound corporate governance principles and practices.

4

(1)	Chairman of the Committee.

(2)	Designated as an Audit Committee Financial Expert.

(3)	The Equity Award Committee acted by unanimous written consent ten times in fiscal 2010.

Board Leadership Structure

Mr. Levine serves as our Chairman of the Board and Chief Executive Officer. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to determine whether those roles should be combined or separated in light of prevailing circumstances. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. The Board believes that having Mr. Levine serve as both Chairman and CEO, coupled with strong independent director leadership, is the most appropriate and effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Levine has more than 25 years of experience in the retail industry, and has served as the Chairman and CEO of the Company for the past eight years. The Board believes that Mr. Levine’s in-depth knowledge of the retail industry and of the businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters and best equips him to focus the Board on the most critical issues. The board believes the current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to stockholders, customers, Team Members and other stakeholders. During the eight years Mr. Levine has served as both Chairman and CEO, the Company has enhanced shareholder value and improved performance in many critical financial metrics, including earnings per diluted share, return on shareholders’ equity and inventory productivity.

In addition, the Board believes that other aspects of the current leadership structure and Corporate Governance Guidelines ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive session without the CEO or any other members of management present, and the independent Lead Director presides at such sessions and coordinates the activities of the independent directors. The independent Lead Director also acts as a liaison between the Board and the Chairman of the Board and performs other duties set forth in the Company’s Corporate Governance Guidelines. In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Board consults with the Lead Director regarding the yearly schedule and agendas for Board meetings. As a matter of practice, the Chairman elicits input from the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that the Board’s Audit, Compensation and Nominating/Corporate Governance Committees are composed solely of, and chaired by, independent directors.

In sum, the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership and appropriate oversight of management provided by strong independent directors. The combined Chairman and CEO structure has served the Company and its stockholders well and remains the most appropriate leadership structure for the Company at this time. The Board believes that its programs for overseeing risk, as described under “The Board’s Role in Risk Oversight” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

The Board’s Role in Risk Oversight

The Board of Directors and its committees oversee the Company’s enterprise-wide approach to risk management. The Company’s risk management program seeks to support achievement of its long-term organizational objectives and enhance shareholder value.

The Company’s senior managers update the Board or its committees throughout the year on a variety of matters to assist them in understanding and monitoring the Company’s risk management policies and processes. These matters include operations, legal, regulatory, finance, reputation, and strategy, as well as the significant risks associated with these matters. When a Board committee receives an update, the entire Board is informed through the committee report. This process facilitates the Board’s and its committees’ coordination of the risk oversight role.

In addition, each of the Board’s committees reviews with management significant risks related to the committee’s area of responsibility. In accordance with its charter, the Audit Committee reviews the Company’s policies and processes with respect to financial risk assessment and risk management. Our Compensation Committee reviews and discusses with management the risk associated with the design and implementation of our compensation plans and arrangements. In addition, as discussed in “Compensation Discussion and Analysis—Other Executive Officer Compensation Matters”, the Compensation Committee periodically assesses the risks related to our overall compensation program. Our Nominating/Corporate Governance Committee reviews the Company’s policies and processes with respect to corporate compliance and regulatory issues.

Nominees for Election as Directors

The Nominating/Corporate Governance Committee considers all qualified candidates identified by members of the committee, by other Board members, by senior management and by stockholders. To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: Family Dollar Stores, Inc., Attention: Corporate Secretary, P.O. Box 1017, Charlotte, NC 28201-1017. Any such submission must be accompanied by the written consent of the proposed nominee which states that he or she consents to being named as a nominee and to serve as a director if elected and must otherwise comply with the provisions of our Bylaws regarding stockholder nominations, including the provisions of Article II, Section 9 of the Bylaws which establish certain requirements regarding the information required to be provided by the nominating stockholder and the timeliness of the notice of such nomination (which generally must be submitted not later than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting). For further information, see “Stockholder Proposals for 2012 Annual Meeting” in this Proxy Statement and our Bylaws which are available at www.familydollar.com under the “Investor Relations” link (see “Corporate Governance” on the “Investor Relations” page).

The Nominating/Corporate Governance Committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors. In particular, the committee seeks directors who exhibit integrity in business and personal affairs; objectivity and independence in making informed business decisions; professional experience and specific areas of expertise; willingness to devote the time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in Board deliberations; and requirements of applicable law and listing standards. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating/Corporate Governance Committee will make recommendations regarding potential director candidates to the Board. The Nominating/Corporate Governance Committee extends invitations on behalf of the Company to join the Board of Directors or to be nominated for election as a director to candidates approved by the Board.

The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of senior management. The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a stockholder, or group of stockholders, that beneficially owned more than 5% of our common stock for at least one year as of the date of recommendation.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, the Lead Director or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017, or by sending an email addressed to Board@familydollar.com. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our General Counsel and forwarded to the Lead Director or summarized in periodic reports to the Lead Director. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

During fiscal 2010, Glenn A. Eisenberg served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2010 were Edward C. Dolby, Harvey Morgan, Dr. James G. Martin (until June 1, 2010) and George R. Mahoney, Jr. (since June 1, 2010). The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Messrs. Eisenberg and Morgan are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of Family Dollar for fiscal 2010 with our management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.

This report is submitted by Glenn A. Eisenberg, Chairman, Edward C. Dolby, George R. Mahoney, Jr. and Harvey Morgan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section sets forth the compensation programs and elements of compensation for our named executive officers (“NEOs”). Specifically, this Compensation Discussion and Analysis describes the objectives and features of our executive compensation programs, explains how we design our executive compensation programs and the reasons for such design, and shows how we allocate executive compensation to ensure that executives’ interests are aligned with those of our stockholders. In fiscal 2010, our NEOs were:

•	Howard R. Levine – Chairman and Chief Executive Officer;

•	R. James Kelly – President and Chief Operating Officer;

•	Charles S. Gibson, Jr. – Executive Vice President – Supply Chain;

•	Dorlisa K. Flur – Executive Vice President and Chief Merchandising Officer; and

•	Kenneth T. Smith – Senior Vice President and Chief Financial Officer.

Compensation for our NEOs and our Section 16 officers is reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee is also advised by management as to the compensation for all officers at the level of Senior Vice President. The Compensation Committee approves our short-term and long-term compensation plans, as described below, which form the basis for all officer compensation packages.

Summary of Fiscal 2010

Fiscal 2010 was a challenging year for the global economy and for the individuals who comprise our core customer base. Throughout fiscal 2010, our core customer, who often manages on a total household income of less than $40,000 a year, continued to be impacted by rising gasoline prices and high unemployment rates. Recognizing the challenges facing our core customer and in response to the difficult operating environment, we identified four primary objectives for fiscal 2010: increase our relevancy to the customer; drive increased profitability; manage risk; and build great employee teams. The following are some of the highlights from these efforts.

•

We completed the roll-out of new register and point-of-sale technology in all our stores. The new technology platform facilitates the acceptance of additional payment types, including credit cards and food stamps, and includes a number of computer-based tools designed to provide our store managers with better training, analytics and workflow management.

•

We expanded our operating hours in substantially all of our stores to increase the convenience of the shopping experience. In addition, to reinforce our value proposition and increase awareness of and loyalty to the Family Dollar brand, we worked to better integrate all of our customer communications. We increased the frequency of our communications to customers, and we improved our in-store communications to reinforce our values and brand offering.

•

We continued to accommodate strong customer demand for consumable merchandise and improve the in-store shopping experience. These efforts included re-aligning the space in our stores to support an expanded assortment of key traffic-driving categories, improving merchandise adjacencies and enhancing merchandise presentations. Since we began these efforts in fiscal 2009, approximately 65% of our stores have completed the layout changes.

•

Through our price management work, the continued development of our private brand offering, and our global sourcing efforts, we improved our purchase mark-ups and offset the impact of the shift in the merchandise mix to more lower-margin consumable merchandise.

•

We continued to focus on inventory productivity, and we lowered our inventory levels in more discretionary merchandise categories. While our total inventories increased at the end of fiscal 2010, due primarily to the expansion of our assortment of consumable merchandise and to support higher sales growth, our inventory levels remain well controlled. Lower levels of discretionary merchandise have reduced our exposure to seasonal markdowns, and we believe our focus on inventory productivity has contributed to lower inventory shrinkage and a reduction in workers’ compensation and general liability claims.

•

We made great progress in our efforts to be a more compelling place to work. We strengthened our pay-for-performance culture and expanded our training and development programs. As a result, we drove continued improvement in our employee retention and internal promotion metrics, delivering more consistent execution for customers, increasing productivity and reducing costs.

Despite the many challenges facing the Company, our customers and the global economy, we achieved the following noteworthy accomplishments in fiscal 2010.

•	Net income per diluted share increased to $2.62 in fiscal 2010, compared with $2.07 in fiscal 2009, representing a 26.6% increase.

•	Operating profit, as a percentage of sales, increased to 7.3% in fiscal 2010, compared with 6.2% in fiscal 2009.

•	Inventory productivity continued to improve. Net sales in fiscal 2010 increased by 6.3%, supported by a 1.5% increase in average inventory per store.

•	We ended fiscal 2010 with store manager and assistant store manager turnover at historically low levels.

•

Despite the difficult macro-economic environment, we invested approximately $212 million back into our business, including $92 million for improvements and upgrades to existing stores, $55 million in technology-related projects, $29 million for new stores, and $27 million for distribution center improvements.

•	We increased our dividend per share by approximately 13% and purchased $332 million of our common stock during the year.

Our compensation program is designed to drive and reward outstanding performance that benefits our stockholders. We believe that when the Company performs well and achieves its operating goals, that our executive officers should receive rewards that are commensurate with those of our stockholders. In fiscal 2010, we continued to face a challenging operating environment. Despite these challenges, we were able to deliver results that translated into record earnings for our stockholders. Consistent with our philosophy of aligning executive compensation with company performance, we also made above target bonus payments to our executives for fiscal 2010.

Compensation Program Objectives and Components

Our compensation philosophy and the material elements of our executive compensation program did not change from fiscal 2009 to fiscal 2010. Although we make minor adjustments to our compensation programs from year to year, we believe that consistency in our compensation philosophy and administration are important attributes of our compensation program. We have not made significant adjustments to our compensation program since fiscal 2006 when we adopted our performance share rights program (as further described below), and our stockholders approved the 2006 Incentive Plan (as further described below) at the 2006 Annual Meeting of Stockholders.

What are the primary objectives of the Company’s executive compensation programs?

The primary objectives of our executive compensation programs are to:

•

provide compensation packages that are competitive with those offered by our peers in the retail sector. By offering competitive compensation packages, we are better able to attract and retain talented executives who are capable of carrying out the objectives, goals and strategic initiatives established by the Board and executive management;

•

make the interests of our executives consistent with those of stockholders by keeping a significant portion of NEO compensation “at risk” and linked to both our short-term and long-term financial success; and

•	provide a total compensation program that drives individual contributions to our business results through a “pay-for-performance” compensation system.

What elements of compensation does the Company provide to executives to meet the objectives of its compensation programs?

We provide the following forms of compensation to our NEOs:

•	base salary;

•	annual cash bonus;

•	performance-based share awards;

•	stock options;

•	select perquisites;

•	severance and change in control benefits;

•	401(k) savings and deferred compensation plans; and

•	health, life and disability insurance programs.

Executive Compensation Program Design

What role do compensation consultants play in designing the Company’s compensation programs?

The Compensation Committee’s goal is to establish total NEO compensation that promotes the objectives discussed above, and in particular at a level which is competitive enough to enable us to attract and retain talented executives. To assist with this analysis, the Compensation Committee has engaged Hay Group, Inc. (“Hay Group”) to analyze the appropriate level of compensation for each NEO’s position and to provide appropriate “benchmarking” data (as discussed in greater detail below). For each NEO, Hay Group reviews the responsibilities assigned to his or her position, the knowledge and skills necessary to perform his or her job function, the importance of his or her role to the organization, and the scope of his or her business function. As part of its evaluation, Hay Group periodically interviews certain executives, reviews our organizational structure, and relies upon its collective retail consulting experience. Hay Group uses all of this information to analyze retail compensation market data and to ensure that each NEO’s position is compared to the appropriate benchmarking data.

Hay Group also provides the Compensation Committee with materials describing compensation trends in the retail industry and general “best practices.” This allows the Compensation Committee to review our pay practices against our peers in the U.S. marketplace. The total amount of fees paid to the Hay Group for services to the Compensation Committee in fiscal 2010 was $53,983. In addition, the Compensation Committee reimburses the Hay Group for reasonable travel and business expenses. The Hay Group received other fees from the Company in fiscal 2010 of $166,278 to provide the Company with information on retail industry general compensation trends, stock option valuation services, benchmarking evaluations and market updates for non-executive employees and a review of the Company’s 2006 Plan. The decision to engage the Hay Group for services other than to the Compensation Committee was made by management and was reviewed and approved by the Compensation Committee.

The Compensation Committee also has retained a second independent consultant, Steven Hall & Partners, to review compensation materials prepared by management and Hay Group. Steven Hall & Partners reviews recommended compensation amounts and levels and further advises the Compensation Committee on compensation matters, including executive compensation trends and best practices. Unlike Hay Group, Steven Hall & Partners does not provide other advice or services to our management and is hired by and takes direction solely from the Compensation Committee.

The Compensation Committee’s Charter grants it sole authority to select, retain and terminate compensation consultants.

What role does management play in designing the Company’s compensation programs?

The annual compensation review process for all corporate employees, including our NEOs, occurs at the end of each fiscal year. At that time, the Compensation Committee is made aware of the CEO’s performance self-evaluation and receives management’s recommendations on the appropriate compensation packages for each NEO, together with benchmarking data for each NEO. The Compensation Committee also considers “tally sheets” (described in more detail below) prepared by our Human Resources department.

The Compensation Committee meets separately with Hay Group and then with Steven Hall & Partners to discuss the CEO’s compensation package. In addition, the Lead Director meets with the CEO to understand the CEO’s perception of his performance. The Lead Director reports to the Chairman of the Compensation Committee who then reports back to the Compensation Committee on these meetings. The Chairman of the Compensation Committee then meets with the CEO to discuss his compensation package and the related market data.

What information is included in the “tally sheets” reviewed by the Compensation Committee?

Tally sheets describe the total dollar value of each NEO’s annual compensation for the past three years. The total dollar value includes salary, short and long-term incentive compensation (collectively “Total Direct Compensation”), and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also describe each NEO’s accumulated realized and unrealized stock option gains, any stock awards made under our performance share rights program, and the amounts our NEOs will receive if they leave the Company under various circumstances, such as retirement or termination in connection with a change in control. The Compensation Committee’s annual review of tally sheets helps the Compensation Committee oversee the design of our executive compensation program by providing a more complete picture of the current and historical compensation of each NEO.

How does the Company use benchmarking data to help establish NEO Compensation?

Because one of our primary compensation objectives is to provide compensation packages competitive with those of our peers in the retail sector, benchmarking data is vital to help us establish NEO compensation.

Hay Group compares the pay levels of our NEOs to positions of similar responsibility and job scope at U.S. companies contained in Hay Group’s All Retail Industry Database (the “Hay Retail Industry Database”). The Hay Retail Industry Database contains information on almost 100 U.S. retail companies, including most of our direct competitors, such as Dollar General Corporation, Fred’s Inc., Dollar Tree Inc. and Wal-Mart Stores, Inc. The Hay Retail Industry Database is recognized as a leading compensation survey for the retail sector, and contains a broad representation of the retail sector’s pay practices. The list of companies that comprised the Hay Retail Industry Database when we established fiscal 2010 compensation packages for our NEOs is attached to this Proxy Statement as Appendix A.

Once Hay Group identifies positions comparable to those of our NEOs at companies within the Hay Retail Industry Database, it provides the Compensation Committee with information about the total compensation packages for those comparable positions at other retail companies, as well as benchmarking data for each component of executive compensation. Hay Group also analyzes the mix of pay offered to our NEOs, comparing fixed and variable pay as well as short-term and long-term incentives. Management provides recommendations to the Compensation Committee regarding NEO compensation, and the Compensation Committee then determines base salary and target levels of annual short-term and long-term incentive awards for our NEOs after considering these recommendations together with the benchmarking data provided by Hay Group.

The Total Direct Compensation offered to each NEO, as well as the components of Total Direct Compensation, vary as a result of the differing job scopes and complexity of each role. These differences in job responsibilities are reflected in the compensation survey data reviewed annually by the Compensation Committee.

How does the Compensation Committee determine the amounts of specific compensation elements?

We have not established a formula or pre-set methodology to allocate NEO compensation among the elements of Total Direct Compensation. However, the Compensation Committee generally has established the Total Direct Compensation level of each NEO near the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database and generally sets base salaries at or near the 50th percentile. In fiscal 2010, the percentage of base salary for Mr. Levine and for Mr. Kelly has approximated the percentile goal, while the long-term equity portion of their compensation (which is performance-based) was between the 50th and 75th percentile for Mr. Levine and above the 75th percentile for Mr. Kelly, assuming the achievement of performance targets.

To determine the proper mix of compensation types, the Compensation Committee considers a number of subjective factors, including:

•

Current market practices. We compare both total compensation and each element of our executives’ compensation packages against a peer group of retail companies, paying special attention to the compensation practices of our most direct competitors. We rely on our compensation consultants and our Human Resources managers to provide information about the compensation practices of our peers. We also look at our recent successes or failures in recruiting and retaining executives to help us establish compensation levels.

•

Personal performance. We consider the recommendations of our CEO regarding the compensation of the other NEOs, including individual performance ratings, experience of the NEO, along with the CEO’s view on compensation matters, when making compensation decisions at the end of each fiscal year. The Compensation Committee has not established specific qualitative or quantitative guidelines, other than goals for overall Company performance pursuant to the incentive programs, to measure the personal performance of any NEO. However, the Compensation Committee does consider subjective personal performance criteria when establishing NEO compensation.

•

Balance. Our compensation program is intended to be balanced. We recognize the need to provide sufficient guaranteed short-term income to executives through base salary and benefits and also the need to balance that income with at-risk, performance-based short and longer-term financial rewards which promote achievement of our goals. Further, we believe that as an individual’s level of responsibility and ability to contribute to our financial success increases, that individual’s total compensation also should increase. Likewise, as an individual’s total compensation increases, we believe that the ratio of equity to non-equity compensation and performance-based compensation to total compensation also should increase.

•

Compensation best practices. We believe that compensation decisions should be reasonable, understandable, responsible and tied to the best interests of our stockholders. Therefore, we continuously monitor developments in executive compensation “best practices” to help us achieve our compensation objectives.

The Compensation Committee does not consider an executive’s total equity ownership or gains from prior equity incentive awards in determining Total Direct Compensation.

Elements of Executive Compensation

What are the elements of the Company’s executive compensation?

The compensation packages for our executives, including our NEOs, consist of a base salary and short and long-term incentive programs which are designed to ensure that a substantial portion of an executive’s compensation package is based on “pay for performance.” As described below, the short-term incentive program provides for payment of an annual cash bonus if we achieve certain pre-tax earnings goals, while the long-term incentive programs provide for the issuance of stock awards (Performance Share Rights and stock options, as further discussed below) which are earned or vested over multi-year periods and the value of which is dependent upon our performance, including our market stock price. These programs are implemented pursuant to the terms of the stockholder approved Family Dollar Stores, Inc., 2006 Incentive Plan (the “2006 Plan”).

How does the Company set base salaries for its NEOs?

Initially upon hire or promotion, and then on an annual basis thereafter, the Compensation Committee considers whether and to what extent adjustments to each NEO’s base salary should be made. We determine the base salary ranges for our NEOs primarily by reviewing compensation surveys. This information is most often provided by recruiters and the Compensation Committee’s consultants. Generally, we target our NEOs’ base salaries at the 50th percentile of companies in the Hay Retail Industry Database. The Compensation Committee believes that setting salaries lower than the median would prevent us from attracting and retaining top quality executive talent, while setting salaries at a higher level may over-compensate executives without requiring performance.

Once we determine the appropriate compensation ranges for our executives, we establish the specific salary for each NEO. To determine individual salaries, we consider each NEO’s experience, his or her tenure with Family Dollar, his or her pay in comparison to our other officers, competitive information provided by the Compensation Committee’s consultants, and the NEO’s contribution to our objectives. We also consider our operating performance, and the NEO’s specific contributions to our performance, when setting executive salaries.

The base salaries paid to our NEOs in fiscal 2010 is contained in the Summary Compensation Table in this Proxy Statement. Information with respect to our NEOs’ fiscal 2011 compensation, including base salary levels, is set forth under the heading “NEO Compensation for Fiscal 2011” later in this discussion.

Analysis of fiscal 2010 NEO base salaries

We adjusted the base salaries paid to each NEO effective as of September 6, 2009, to reflect market conditions and in accordance with our practice described above. All salary adjustments also took into account the contributions of each NEO in leading the Company to record earnings in fiscal 2009 as well the Company’s overall performance, including exceeding the Company’s goals in expanded market share, mitigating inventory risk and cost containment.

Mr. Levine’s base salary was increased by 5.26% in recognition of the Company’s performance and to keep his base salary within an acceptable range of the Compensation Committee’s 50th percentile target for base salary. This adjustment was also made to maintain the Compensation Committee’s desired balance between base salary and long-term equity compensation.

Mr. Kelly’s base salary increase of 5.19% provided Mr. Kelly with a competitive cash structure and maintains our desired mix between cash and equity compensation. The base salary offered to Mr. Kelly in fiscal 2010 put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Mr. Gibson received a 9.46% increase to his base salary. The base salary offered to Mr. Gibson in fiscal 2010 put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Ms. Flur received an increase of 9.46% in base salary. The base salary increase Ms. Flur received was in recognition of her promotion to Executive Vice President, Chief Merchandising Officer, and to be competitive with similar positions at retail companies in the Hay Retail Industry Database and consistent with the increase of her peer, Mr. Gibson.

Mr. Smith received a 9.09% increase to his base salary. The base salary offered to Mr. Smith in fiscal 2010 represented his continuing development in the position of Chief Financial Officer, which he has held since April 2007, and the fact that his previous base salary was below the 25th percentile when compared against similar positions at retail companies in the Hay Retail Industry Database.

Why does the Company award an annual cash bonus to executives, and how does the Company determine the amount of the annual cash bonus?

Pursuant to the Guidelines for Annual Cash Bonus Awards established under the 2006 Plan (the “Cash Bonus Award Guidelines”), we provide short-term annual cash incentive awards, in the form of an annual cash bonus to NEOs to drive our short-term performance goals for annual pre-tax earnings (i.e. net income prior to the deduction of income taxes). The short-term incentive performance goals are derived from our strategic planning process. We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate annual target bonus for each executive. In addition, we may award discretionary bonuses from time to time in order to assist in our recruitment or retention of executive officers, though we generally do not engage in this practice.

For NEOs, annual target bonuses currently range from 40% to 100% of his or her annual base salary (the “Target Bonus”). Consistent with our pay-for-performance philosophy, we believe that exemplary Company performance should be rewarded. Therefore, senior executives who have the most opportunity to impact our operating initiatives have a larger potential bonus than other participants in the program, so that their compensation is more closely tied to the achievement of our earnings goals. This provides our senior executives, including the NEOs, with powerful incentives to ensure we meet our performance goals.

Information regarding the annual cash bonus actually paid to our NEOs for fiscal 2008, fiscal 2009 and fiscal 2010 performance can be found in the Summary Compensation Table in this Proxy Statement.

For fiscal 2010, Target Bonuses under the Cash Bonus Award Guidelines approved by the Compensation Committee for the NEOs were as follows:

Name	Target Bonus
Howard R. Levine	100% of base salary
R. James Kelly	75% of base salary
Charles S. Gibson, Jr.	55% of base salary
Dorlisa K. Flur	55% of base salary
Kenneth T. Smith	40% of base salary

Analysis of Fiscal 2010 Target Bonuses

Consistent with our overall compensation philosophy, the Target Bonus for each of our NEOs in fiscal 2010, with the exception of Mr. Smith, approximated the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. The Target Bonus for Mr. Smith was below the 50th percentile for similar CFOs at retail companies in the Hay Retail Industry Database, however it was established at the same level as other officers of the Company holding the title of Senior Vice President.

Analysis of Establishment of Pre-Tax Earnings Goal

Annual cash bonus awards are an important part of our compensation structure. The Compensation Committee believes that establishing a target that requires a level of performance consistent with our earnings goal but that can be reached in most years aligns the interests of our NEOs with those of our stockholders. We consider the Company’s historical financial position, the economic environment, the financial performance of our competitors, and management’s proposed fiscal financial plan when establishing performance targets based on financial goals. These targets are meant to ensure that our officers’ total cash compensation is consistent with officers of our peer companies, if the Company’s financial performance is consistent with those peers. For fiscal 2010, our pre-tax earnings target goal was $477.6 million. As reflected in the chart below, our adjusted actual pre-tax earnings of $555.3 million for fiscal 2010 was above our target goal, resulting in a payout of 156.4% of each NEO’s Target Bonus. See the table and discussion under the heading “Cash Bonus Awards” in this Proxy Statement for more information on the calculation of bonus awards and minimum and maximum payout amounts.

The following chart sets forth the Target Bonus payout in relation to our pre-tax earnings target goals over the last ten fiscal years:

(1)

Pursuant to the 2006 Plan, the Compensation Committee may determine that it is appropriate to adjust the calculation of pre-tax earnings under the Cash Bonus Award Guidelines to exclude unusual, non-recurring or other extraordinary items that may positively or negatively impact our pre-tax earnings.

(2)

Excludes the impact of a $45 million litigation charge and a $10.5 million charge related to stock option expenses. See Notes 8 and 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report for a description of these charges.

(3)

Excludes the impact of approximately $22 million in expenses and settlement costs related to our stockholder derivative litigation. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

(4)

Excludes approximately $420,000 in expenses related to our stockholder derivative litigation and related matters. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007 for a description of this litigation and the related settlement.

(5)	Excludes an $8.5 million net impact related to a favorable insurance settlement.

The Company’s independent auditor, PwC, reviews our pre-tax earnings calculation and advises the Compensation Committee as to whether such calculation was accurately prepared prior to any bonuses being approved by the committee for payment to our executives.

Why does the Company provide long-term incentive awards to executives, and how does the Company determine the amount of those awards?

We believe that a large portion of each NEO’s compensation should be both performance-based and in the form of equity awards. Our long-term incentive awards are designed to make the interests of management and executives consistent with those of our stockholders. We currently provide two types of long-term incentive compensation: stock options and performance share rights (“PSRs”). PSR awards give recipients the right to be issued shares of our common stock, if we perform at a certain level as compared to a selected peer group of companies (the “Performance Peer Group”) over the relevant performance period. These awards are made under the 2006 Plan.

We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate total dollar value of long-term equity incentive compensation to award each NEO. We review this dollar value each year against the benchmarking data provided by Hay Group and may change it based on that benchmarking data, the NEO’s performance, market conditions or each NEO’s mix of total compensation. Once we establish the appropriate dollar value of long-term equity incentive compensation to be granted to a NEO in a particular fiscal year, it is divided equally between stock options and PSRs at target.

Option and PSR awards are denominated in shares. The number of shares awarded is determined by dividing the total dollar value of long-term incentive compensation to be awarded to an NEO by a dollar value derived from the grant date fair value of our stock options and PSRs, each calculated in accordance with FASB ASC Topic 718.

Analysis of Long-Term Incentive Compensation

The dollar value of the long-term incentive compensation granted to each NEO in fiscal 2010 was equal to the dollar value of the long-term incentive compensation granted to each NEO in fiscal 2009. The dollar value of each NEO’s long-term incentive compensation is presently competitive with, or exceeds, the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. Because we do not maintain a funded retirement or pension plan, our executive officers view long-term incentive awards as a vital component of their retirement planning. Therefore, we believe the dollar value of long-term equity awards provided to our NEOs is appropriate.

We believe that equally balancing long-term equity incentive compensation awards between stock options and PSRs results in long-term compensation that drives Company performance both in the stock market and against our Performance Peer Group. This mix of stock options and PSRs also supports our ongoing management of stockholder dilution and reduces our historical dependence on stock options. Assigning a dollar value to these grants helps the executive officers understand the true value of their equity compensation and also helps us to manage our compensation costs for each executive officer.

Information regarding the grant date fair value and the number of stock options and PSRs granted to our NEOs in fiscal 2010 for performance in fiscal 2009 can be found in the 2010 Grants of Plan-Based Awards Table in this Proxy Statement. Information regarding each NEO’s fiscal 2011 compensation, including their long-term equity incentive compensation granted in respect of fiscal 2010 performance, is set forth under the heading “NEO Compensation for Fiscal 2011” later in this discussion.

What is the purpose of the PSR program?

We believe that the PSR program focuses our officers on financial performance factors that are critical to driving long-term value for our stockholders, while also recognizing that the potential to achieve such performance is, in part, subject to various macroeconomic and other factors that are beyond the control of our executive officers. We believe that measuring our performance in terms of pre-tax income growth and average annual return on equity against other retail companies provides a pay-for-performance system that is appropriately competitive and rewarding. The awards of common stock under the PSR program reward our officers if our performance relative to the Performance Peer Group meets certain hurdles during periods when the stock options held by our officers may have diminished in value as a result of factors impacting the equity markets or the entire retail channel. For a complete description of the terms of our PSR program, see the description of the program following the “2010 Grants of Plan-Based Awards” table in this Proxy Statement.

How does the Company select its peer group for the PSR program?

The Compensation Committee reviews and approves the Performance Peer Group annually, making adjustments as appropriate. Each year, management and the Compensation Committee’s consultants provide data on the Performance Peer Group companies to the Compensation Committee. This data includes financial data as well as publicly-announced retail strategies for each company. Generally, members of the Performance Peer Group must:

•	be a publicly traded retailer based in the United States;

•	have a customer base that is similar to that of the Company;

•	have overlapping merchandise lines with the Company; and/or

•	maintain a similar focus on real estate management.

Based on the criteria set forth above, the Compensation Committee revised the Performance Peer Group for the fiscal 2008 – 2010 performance period. For the fiscal 2008 – 2010 performance period, our Performance Peer Group included: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., CVS Caremark Corporation, Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Collective Brands, Inc., Rite Aid Corporation, Ross Stores, Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

In August 2008, the Compensation Committee revised the Performance Peer Group in light of trends in the discount dollar marketplace and changes in strategy by other retailers. For the fiscal 2009 – 2011 performance period, our Performance Peer Group includes the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, Collective Brands, Inc., Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Rite Aid Corporation, Ross Stores Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

The Compensation Committee did not change the Performance Peer Group for the fiscal 2010 – 2012 performance period.

In August 2010, based on the criteria outlined above, the Compensation Committee revised the Performance Peer Group for the fiscal 2011 – 2013 performance period. For this fiscal 2011 – 2013 performance period, our Performance Peer Group includes the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, Collective Brands, Inc., Dollar General Corporation, Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Ross Stores, Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

Why does the Company choose to make long-term equity incentive awards in the form of stock options?

Stock options are designed to reward NEOs for building long-term stockholder value, as represented by the price of our common stock. We award stock options because they provide value to our executive officers only if the price of our common stock appreciates between the grant date and the exercise date and the executive remains employed by the Company until the stock option vests (subject to certain retirement provisions, as further described below). Accordingly, stock option awards help us achieve the primary goals of our executive compensation program: to assist our retention efforts by encouraging our executive officers to remain employed by the Company for the full term of the stock option and to align the interests of our NEOs directly with the interests of our stockholders. For a description of the terms of our stock option program and awards, see the description of the program following the “2010 Grants of Plan-Based Awards” table in this Proxy Statement.

When does the Company issue equity awards?

We have adopted a policy of making equity awards on pre-established dates to avoid any concern that grant dates have been selected based upon the release of material information about the Company. Annual equity awards for all eligible participants in our equity plans, including NEOs, are presented to the Compensation Committee for approval at a Compensation Committee meeting scheduled for the first Tuesday after our fiscal year-end earnings release. With respect to fiscal 2010 equity awards, the Compensation Committee determined that a delay of one week in the issuance of awards was appropriate in consideration of the potential timing for a share repurchase program and the scheduled date of the Company’s investors’ conference. Equity awards are occasionally given to Team Members throughout the year in connection with new hires and/or promotions. For newly hired or promoted officers at or above the level of Vice President, equity awards were approved by the Compensation Committee at a meeting held on the first Tuesday following the Company’s quarterly earnings release, or on the second Tuesday of each month of the National Retail Federation Retail Sales and Reporting and Merchandising Calendar, if the Company has not issued a quarterly earnings release in the week prior to the issuance of the award. In January 2010, the Compensation Committee began approving equity awards for newly hired or promoted officers at or above the level of Vice President on a quarterly basis. For newly hired or promoted officers below the level of Vice President, equity awards are approved by the Equity Award Committee on the first Tuesday following the Company’s quarterly earnings release, or on the second Tuesday of each month of the National Retail Federation Retail Sales and Reporting and Merchandising Calendar, if the Company has not issued a quarterly earnings release in the week prior to the issuance of the award. The exercise price for all stock options is determined by the closing price of our common stock on the date the option grant is approved. The grant date for all equity awards is the date the awards are approved by the Compensation Committee or the Equity Award Committee.

What perquisites does the Company offer to its executives?

NEOs (along with selected other senior executives) participate in a Medical Expense Reimbursement Plan and are offered executive disability insurance coverage paid by the Company. Pursuant to his employment agreement, Mr. Levine also is entitled to non-exclusive personal use of the Company’s aircraft, subject to certain limits established by the Compensation Committee each year and is provided with personal umbrella liability insurance coverage. For fiscal 2010, the Board limited Mr. Levine’s personal use of the Company’s aircraft to 70 hours, of which Mr. Levine used approximately 30 hours. Mr. Levine’s personal use of the Company’s aircraft is reviewed annually by the Compensation Committee and is considered by the Compensation Committee in setting Mr. Levine’s Total Direct Compensation each year.

We believe that the perquisites offered by the Company are minimal in cost and necessary to attract and retain talented executives, as many of our competitors offer similar benefits. With the exception of Mr. Levine’s use of the Company’s aircraft, we do not offer NEOs any perquisites other than those benefits generally available to all of our Team Members, except as further described in Note 4 to the “Summary Compensation Table” in this Proxy Statement. Accordingly, we view these perquisites as reasonable and necessary to our compensation program.

Does the Company provide employment contracts to NEOs?

We currently have employment agreements with two of our NEOs: the Chairman of the Board and CEO, Howard R. Levine, and the President and Chief Operating Officer, R. James Kelly. Under their employment agreements, these executive officers are entitled to certain compensation and benefits and agree to certain non-competition and other covenants. Presently, we do not have employment agreements with any executive officers other than Messrs. Levine and Kelly. We have severance agreements with other executive officers, including the other NEOs, which contain non-compete and other covenants. For more information, see “Employment and Severance Agreements” in this Proxy Statement.

Why does the Company offer severance benefits to its executives?

The Company believes it is necessary to offer severance benefits to our NEOs for several reasons. First, we believe it is in our best interest to ensure that our executive officers will remain dedicated to the Company even if there is a threat or occurrence of a change in control, and to reduce any distractions to our executive officers that might be caused by the uncertainties and risks created by a pending or threatened change of control. Second, similarly-situated companies provide severance benefits to their executives, so providing these severance and change in control benefits is necessary for us to remain competitive and to attract and retain talented executives. Finally, the Compensation Committee determined that it would be in our best interest to enter into severance agreements with our officers at the Senior Vice President level and above, other than Messrs. Levine and Kelly, in consideration for such officers agreeing to be bound by certain non-compete, non-solicitation, non-disparagement and confidentiality provisions not previously applicable to them. In establishing these arrangements, the Compensation Committee also considered the fact that the Company does not provide pension, supplemental executive retention plans, or any above-market or preferential earnings to its NEOs through the Company’s deferred compensation plans. We believe that the non-compete and other covenants that are contained in these agreements are important tools in protecting the Company’s future growth and prospects.

Employment and severance agreements with executives and the 2006 Plan require us to provide compensation or other benefits to NEOs when those individuals are terminated under certain circumstances or there is a change in control of the Company. The type and amount of these payments vary by executive level and the reason for the termination. For a description of the terms of these arrangements, See “Employment and Severance Agreements” and “Potential Payments Upon Termination Or Change Of Control” in this Proxy Statement.

The Compensation Committee will periodically review these agreements to ensure that these purposes are being achieved and that the payments under such agreements are appropriate.

What type of retirement benefits does the Company provide to its executives?

Incentive Plan Retirement Provisions

The Family Dollar Stores 1989 Non-Qualified Stock Option Plan (the “1989 Plan”) and the 2006 Plan contain provisions that allow eligible retirees to continue to exercise stock options after the date of their retirement. Specifically, these provisions provide that stock options held by qualifying retirees at the time of their retirement shall continue to vest and be exercisable in accordance with the terms of the applicable plan. In order to take advantage of this benefit, a participant must: (a) voluntarily terminate his or her employment, (b) at age sixty years or older, and (c) after a minimum of ten years of service to the Company. Additionally, retirees must agree to abide by certain non-compete and non-solicitation provisions for a period of five years. The provision of the 1989 Plan which allows retired participants to exercise stock options applies only to options that were unvested as of January 20, 2005, or vested, but “underwater” as of that date. The 1989 Plan, and all outstanding options granted under the 1989 Plan, will expire on January 13, 2011, five years after the last options were granted under the 1989 Plan.

Deferred Compensation Plan

The Family Dollar Compensation Deferral Plan (the “Deferred Compensation Plan”) allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. The Company does not fund, make any contributions to, or provide any interest rate subsidy for the Deferred Compensation Plan. We provide this benefit to attract and retain talented executives, as most of our competitors provide a similar benefit to their executive officers. For a description of the material terms of the Deferred Compensation Plan, see “2010 Non-Qualified Deferred Compensation” in this Proxy Statement.

401(k) Plan

We offer a 401(k) savings plan for all eligible Team Members, including the NEOs. The Company provides a matching contribution equal to 50% of the participant’s contributions up to 3% of base salary and bonus pay, for a maximum Company contribution of 1.5% of base salary and bonus pay, subject to limits established by the plan and the Internal Revenue Code of 1986, as amended (the “Code”).

Other Executive Officer Compensation Matters

Does the Company have stock ownership guidelines for its executives?

Yes, we have stock ownership guidelines for our NEOs and all other executives who hold the position of Vice-President or above. Under the guidelines, those officers are required to achieve and maintain ownership of our common stock in an amount equal to a multiple of their annual base salary, as set forth below. Until an officer achieves those ownership goals, he or she is required to retain 25% of the net value (after the exercise price of any options and after applicable taxes) of any equity award in the Company’s common stock. Our stock ownership guidelines provide for the following ownership levels:

Position	Stock Ownership Guidelines Multiple
Chief Executive Officer	5x annual base salary
Executive Vice Presidents, Chief Financial Officer, Chief Operating Officer or President	3x annual base salary
Senior Vice Presidents	2x annual base salary
Vice Presidents	1x annual base salary

The following forms of equity interests are considered to determine whether an officer has satisfied the stock ownership requirements, based upon the highest market price of the Company’s common stock within the past two years:

•	Stock owned by the officer and/or his or her immediate family;

•	Stock held in trust for the benefit of the officer and/or his or her immediate family, which is considered to be beneficially owned by the officer; and

•

The after-tax net value of vested unexercised stock options. To determine the after-tax net value under our stock ownership guidelines, we calculate the difference between the exercise price and the value of the stock, less taxes withheld at an assumed rate of 25%.

These requirements ensure that the interests of our executives and our stockholders are aligned and reduce incentive for excessive short-term risk taking.

Does the Company have policies regarding transactions by officers in the Company’s stock?

Yes, the Company has established “insider trading” guidelines that require our directors, NEOs and certain other officers to obtain pre-clearance from our General Counsel for any transaction in the Company’s common stock. The Company also publishes information on appropriate time periods for stock transactions and prohibits short sales of the Company’s common stock or engaging in any trading in publicly-traded puts, calls, warrants, options or similar instruments on our common stock.

Does the Company consider the tax consequences of executive compensation when designing compensation packages?

Yes. Among other things, the Company considers the following:

Deductibility. Section 162(m) of the Code (“Section 162(m)”) provides that publicly held companies may not deduct compensation in excess of $1 million paid to the CEO or any of the three other highest paid executive officers (other than the CFO) in any taxable year if that income is not “performance-based,” as defined in Section 162(m). Our stockholders have approved the 1989 Plan and the 2006 Plan, which were designed to preserve the future deductibility of all compensation paid under such plans. We fully consider Section 162(m) when determining executive compensation packages, and we believe that all applicable executive officer incentive compensation paid in fiscal 2010 met the deductibility requirements of Section 162(m).

FASB ASC Topic 718. We began accounting for share-based payments, including stock options and PSRs, pursuant to FASB ASC Topic 718 on August 28, 2005.

Section 409A of the Code (“Section 409A”). All awards issued under the 2006 Plan are intended either not to be subject to or otherwise to comply with Section 409A.

How does the Company establish compensation for other executive officers who are not NEOs?

Our CEO, with the assistance of other executive officers, reviews compensation materials to determine the compensation packages of Senior Vice Presidents who are not NEOs. These materials are similar to those reviewed by management and the Compensation Committee when setting compensation for the NEOs. The CEO reviews proposed compensation packages with the Compensation Committee and obtains approval for all equity grants made to officers at the level of Vice President or above.

Do the Company’s compensation programs reward or encourage executives to take excessive risks?

The design of our compensation programs encourages all Team Members, including NEOs to remain focused on both the short- and long-term operational and financial goals of the Company. Because our compensation program is balanced and intended to drive our major operating initiatives as they change from time to time, our Team Members do not have an incentive to engage in risky behavior to achieve short-term financial results. Moreover, payouts under both annual cash bonuses and PSRs are capped at 200% of the target incentive opportunity. We do not believe the design of our compensation program encourages our NEOs to take risks that are new, unique or discrete from those facilitated by our overall business.

Does the Company have a “clawback” policy?

In the event we restate our financial results due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, as a result of intentional misconduct (as determined by the independent members of the Board under our 2006 Plan Guidelines for Annual Cash Bonus Awards), our executive officers are required to reimburse the Company the difference between (x) the amount of any cash bonus paid to the executive officer within the twelve months preceding such restatement, and (y) the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

NEO Compensation for Fiscal 2011

As reported on our Form 8-K Report filed with the SEC on October 15, 2010, the Compensation Committee approved fiscal 2011 compensation packages for our current NEOs at its meeting on October 12, 2010, as follows:

Name	Fiscal 2011 Base Salary(1)	% Increase from FY 2010 Base Salary	Target Bonus Percentage of Base Salary	Stock Options	Target PSR Grant (3 year Performance Period)
Howard R. Levine	$1,035,000	3.50%	100%	103,650	31,142
R. James Kelly	$731,000	2.96%	75%	75,460	22,671
Charles S. Gibson, Jr.	$417,000	2.96%	55%	16,585	4,983
Dorlisa K. Flur	$425,000	4.94%	55%	18,245	5,481
Kenneth T. Smith	$310,500	3.50%	40%	8,295	2,492

(1)	Increases to base salaries are effective October 17, 2010.

In considering the establishment of fiscal 2011 compensation packages for the NEOs, the Compensation Committee followed the process described above under “Executive Compensation Program Design” and “Elements of Executive Compensation.”

The Target Bonuses set forth above for fiscal 2011 and the dollar value of long-term incentive compensation awarded to each NEO for fiscal 2011 were maintained at the same level as the previous year; the dollar value of long-term incentive compensation is divided equally among PSRs and stock options. For a further discussion of the Company’s philosophy and process for establishing the Target Bonus and long-term incentive compensation levels, see the discussion of these matters set forth above.

Summary

The CEO, the Company’s Human Resources department and the Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s compensation, including base salary, Target Bonus and long-term equity incentive compensation. We have determined that the compensation packages awarded to our NEOs are consistent with our goals to provide compensation that is competitive with the compensation offered by our peers, to drive the Company’s financial performance, and to align the interests of our NEOs with our stockholders. Accordingly, we believe that our compensation programs are reasonable, competitive and not excessive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2010.

This report is submitted by Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby and Dale C. Pond as the members of the Compensation Committee.

2010 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during fiscal 2008, 2009 and 2010 by the NEOs to the extent required by SEC regulations.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation($)(1)		All Other Compensation ($)(4)		Total ($)
Howard R. Levine	2010	998,464	—	1,391,051	1,258,630	1,560,095	(5)	94,766	(6)	5,303,006
Chairman of the Board and	2009	948,654	—	1,338,224	1,308,528	1,894,615	(7)	122,705	(6)	5,612,726
Chief Executive Officer	2008	878,462	—	1,407,202	1,154,262	533,170	(8)	145,527	(6)	4,118,623

R. James Kelly	2010	708,920	—	1,012,691	916,296	830,773	(5)	20,499		3,489,179
President and Chief Operating Officer	2009	674,519	—	981,891	960,106	1,011,058	(7)	20,499		3,648,073
	2008	649,038	—	1,032,509	846,911	295,524	(8)	20,115		2,844,097

Charles S. Gibson, Jr.	2010	404,094	—	222,575	201,407	346,942	(5)	18,702		1,193,720
Executive Vice President-	2009	369,750	—	215,800	211,025	406,450	(7)	17,142		1,220,167
Supply Chain	2008	356,673	—	226,946	186,136	122,579	(8)	17,029		909,363

Dorlisa K. Flur(9)	2010	406,502	—	283,799	201,407	349,013	(5)	19,287		1,260,008
Executive Vice President-	2009	369,615	—	156,465	153,008	406,154	(7)	14,112		1,099,354
Chief Merchandising Officer

Kenneth T. Smith	2010	299,347	—	111,287	100,704	187,090	(5)	15,940		714,368
Senior Vice President-	2009	274,520	—	107,900	105,513	219,231	(7)	15,846		723,010
Chief Financial Officer	2008	250,000	—	113,473	93,071	60,751	(8)	14,604		531,899

(1)	Includes amounts deferred by certain of the NEOs pursuant to the Deferred Compensation Plan.

(2)

The amounts shown in this column indicate the aggregate grant date fair value of PSRs awarded in fiscal 2008, 2009 and 2010 computed in accordance with FASB ASC Topic 718, based upon the probable outcome of their performance conditions but excluding the effect of estimated forfeitures. See Note 9 to the Consolidated Financial Statements included in our fiscal 2008 Annual Report, Note 10 to the Consolidated Financial Statements included in our fiscal 2009 Annual Report and Note 11 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the PSR awards granted to our NEOs, see the discussion under “2010 Grants of Plan-Based Awards” in this Proxy Statement. The value of PSRs awarded to Mr. Levine at the grant date assuming that the highest level of performance conditions will be achieved was $2,782,103 in fiscal 2010, $2,676,449 in fiscal 2009 and $2,814,405 in fiscal 2008. The value of PSRs awarded to Mr. Kelly at the grant date assuming that the highest level of performance conditions will be achieved was $2,025,382 in fiscal 2010, $1,963,782 in fiscal 2009 and $2,065,018 in fiscal 2008. The value of PSRs awarded to Mr. Gibson at the grant date assuming that the highest level of performance conditions will be achieved was $445,150 in fiscal 2010, $431,599 in fiscal 2009 and $453,892 in fiscal 2008. The value of PSRs awarded to Ms. Flur at the grant date assuming that the highest level of performance conditions will be achieved was $567,597 in fiscal 2010 and $312,931 in fiscal 2009. The value of PSRs awarded to Mr. Smith at the grant date assuming that the highest level of performance conditions will be achieved was $222,575 in fiscal 2010, $215,800 in fiscal 2009 and $226,946 in fiscal 2008.

(3)

The amounts shown in this column indicate the aggregate grant date fair value for stock option awards in fiscal 2008, 2009 and 2010 computed in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated Financial Statements included in our fiscal 2008 Annual Report, Note 10 to the Consolidated Financial Statements included in our fiscal 2009 Annual Report and Note 11 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the stock option awards granted to our NEOs, see the discussion under “2010 Grants of Plan-Based Awards” in this Proxy Statement.

(4)

All Other Compensation for fiscal 2010 includes insurance premiums paid in the following amounts: (i) $35 for short term disability insurance coverage for each NEO, (ii) $6,745 for our Medical Expense Reimbursement Program for each NEO, (iii) $2,910 for long term disability insurance coverage for each NEO, and (iv) $6,293 for personal umbrella liability insurance coverage for Mr. Levine only. This column also includes our contributions to the 401(k) plan, executive disability insurance coverage and term life insurance coverage for each NEO, as follows:

Name	401(k) ($)	Executive Disability ($)	Term Life Insurance (including Accidental Death and Dismemberment) ($)
Howard R. Levine	3,675	4,589	1,320
R. James Kelly	3,675	5,814	1,320
Charles S. Gibson, Jr.	3,721	4,223	1,068
Dorlisa K. Flur	4,846	3,681	1,070
Kenneth T. Smith	3,747	1,712	791

All such amounts were determined by reference to the cash costs we paid for the item.

(5)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2010 but paid in fiscal 2011. Our fiscal 2010 pre-tax earnings (as adjusted) exceeded our target goal by 16.27% resulting in a payment of approximately 156.4% of Target Bonus.

(6)

Includes the incremental cost to the Company of Mr. Levine’s personal use of Family Dollar aircraft which amounted to $69,199 in fiscal 2010, $97,258 in fiscal 2009 and $120,443 in fiscal 2008. We determine the incremental cost of Mr. Levine’s personal use of the Company’s aircraft by multiplying the total of Mr. Levine’s personal flight hours in a fiscal year (including “dead head” hours), by the per hour incremental cost of all Family Dollar aircraft for the same fiscal year. The incremental aircraft cost per hour is determined by adding the cost of fuel, repairs, supplies, crew travel and meals, landing and trip-related hangar and parking costs, and then dividing that figure by the total annual flight hours for all Family Dollar aircraft.

(7)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2009 but paid in fiscal 2010. Our fiscal 2009 pre-tax earnings exceeded our target goal by more than 25%, resulting in a payment of approximately 200% of Target Bonus.

(8)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2008 but paid in fiscal 2009. Our fiscal 2008 pre-tax earnings fell short of our target goal by approximately 12%, resulting in a payment of approximately 61% of Target Bonus.

(9)

Ms. Flur was promoted to the position of Executive Vice President—Chief Merchandising Officer in August 2009. Pursuant to SEC guidance, we have not included information regarding Ms. Flur’s compensation for fiscal year 2008.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to our NEOs during fiscal 2010.

	Plan	Grant Date(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard R. Levine	(1)	10/13/2009	500,000	1,000,000	2,000,000
	(2)	10/13/2009				12,372	49,486	98,972			1,391,051
	(3)	10/13/2009							172,415	28.11	1,258,630

R. James Kelly	(1)	10/13/2009	266,250	532,500	1,065,000
	(2)	10/13/2009				9,007	36,026	72,052			1,012,691
	(3)	10/13/2009							125,520	28.11	916,296

Charles S. Gibson, Jr.	(1)	10/13/2009	111,375	222,750	445,500
	(2)	10/13/2009				1,980	7,918	15,836			222,575
	(3)	10/13/2009							27,590	28.11	201,407

Dorlisa K. Flur	(1)	10/13/2009	111,375	222,750	445,500
	(2)	10/13/2009				2,524	10,096	20,192			283,799
	(3)	10/13/2009							27,590	28.11	201,407

Kenneth T. Smith	(1)	10/13/2009	56,400	120,000	273,600
	(2)	10/13/2009				990	3,959	7,918			111,287
	(3)	10/13/2009							13,795	28.11	100,704

(1)

Represents threshold, target and maximum payout levels based on Company performance pursuant to fiscal 2010 awards granted under the Cash Bonus Awards Guidelines. The actual amount earned by each NEO for fiscal 2010 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding the Cash Bonus Awards Guidelines, see the discussion in “Compensation Discussion and Analysis” in this Proxy Statement and the description following this table.

(2)

Represents threshold, target and maximum payout levels pursuant to three-year PSR awards for the fiscal 2010 – 2012 performance period. These awards were granted in fiscal 2010. For Ms. Flur, the threshold, target and maximum payout levels listed are inclusive of three-year PSR promotional awards granted in fiscal 2010 for the fiscal 2008 – 2010 and fiscal 2009 – 2011 performance periods.

(3)	Represents stock option awards granted pursuant to the 2006 Plan in fiscal 2010.

(4)	In each case, the grant date is the same as the Compensation Committee approval date.

(5)

The amounts shown in this column indicate the grant date fair value of PSRs and option awards computed in accordance with FASB ASC Topic 718, in the case of the PSRs, based upon the probable outcome of their performance conditions but excluding the effects of estimated forfeitures. See Note 11 to the Consolidated Financial Statements included in our 2010 Annual Report for a discussion of the relevant assumptions made in these valuations.

Description of Plan-Based Awards

All plan-based awards granted in fiscal 2010 and reported in the 2010 Grants of Plan-Based Awards table were granted under and subject to the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee of the Board or, at the discretion of the Board, the 2006 Plan may from time to time be administered by the Board. The Compensation Committee has, with certain limitations, the exclusive power to, among other things, establish the design of awards; determine performance measures; grant awards; designate participants; determine the type or types of awards to be granted to each participant; and to set the terms and conditions of any award granted under the 2006 Plan. To the extent permitted by applicable law, the Compensation Committee may delegate its authority to any individual or committee of individuals.

Cash Bonus Awards. Under the Cash Bonus Award Guidelines, NEOs are eligible to receive an annual cash bonus equal to a percentage of their base salary. The percentage of the Target Bonus actually paid is determined by our achievement of pre-tax earnings goals, as established by the Compensation Committee. The Cash Bonus Award Guidelines are designed so that bonuses are increased if we exceed our earnings goals, and decreased if we miss our earnings goals.

As illustrated in the following chart, the potential bonus is increased by 3.33% for each 1% by which the goal is exceeded, up to a maximum of 50% additional bonus if we exceed our earnings goals by 15%. Thereafter, the bonus will increase by 5% for each 1% by which the goal is exceeded up to a cap of 200% of bonus award. Conversely, if we do not meet our pre-tax earnings goals, the potential bonus is decreased by 3.33% for each 1% by which the goal is missed, with no bonuses paid at all if pre-tax earnings are below 85% of the stated goal. Additionally, the Cash Bonus Awards Guidelines establish a cap of 7% of our net profits before income taxes and certain incentive compensation on the total cash bonus paid to all participating employees in any year.

Cash Bonus Award

Company Pre-Tax Earnings Performance (as % of Goal)	Bonus Award (as % of Target Bonus Opportunity)
125%	200%
115%	150%
100%	100%
85%	50%
<85%	0%

Mr. Smith’s individual performance rating may increase or decrease his potential bonus; all other NEOs are paid a Target Bonus based solely on the Company’s performance. As part of our overall pay for performance philosophy, positions at or below the level of Senior Vice President have a portion of their Target Bonus payment tied to individual performance. This plan design encourages alignment of individual and Company performance with financial rewards. Mr. Smith’s entire bonus payment is affected by Company performance, with an amount equal to 20% of his bonus being impacted by individual performance. The individual performance factor will apply to that portion of the bonus opportunity with a multiplier of 0.7 to 1.7, based on his individual annual performance rating.

Stock Options. All stock option awards made in fiscal 2010 were made under our 2006 Non-Qualified Stock Option Grant Program, which was adopted pursuant to the 2006 Plan. All stock option awards have the following terms:

•	The exercise price for each option is the closing price of Family Dollar stock on the date the option grant is approved.

•	Options have a term of five years, and no portion of the option award can be exercised for at least two years from the date of the grant.

•

Options become exercisable in cumulative installments of 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years. This vesting schedule encourages executives to remain employed by the Company and helps to ensure an appropriate link to stockholder total return.

•	Grants do not include reload provisions, and repricing of options is prohibited without stockholder approval.

Performance Share Rights. PSRs are awarded under the terms of the 2006 Incentive Plan Guidelines for Long-term Incentive Performance Share Rights Awards (the “PSR Guidelines”), which were adopted pursuant to the 2006 Plan. PSR awards give Team Members the right to be issued shares of our common stock, if we perform at a certain level as compared to the Performance Peer Group over the relevant performance period. Our performance is determined by analyzing our pre-tax net income growth (“earnings growth”) and average annual return on equity (“ROE”), each of which are given equal weight. For purposes of the PSRs, ROE is calculated by dividing the Company’s pre-tax net income for the relevant fiscal year by the total shareholders’ equity. The PSRs granted in fiscal 2010 cover a three-year performance period.

Each Team Member who receives PSRs is assigned a “target” number of shares. These shares are actually awarded to the Team Member at the end of the performance period if we are at the 50th percentile as compared to our Performance Peer Group, for three-year earnings growth and ROE. If our performance is above or below the 50th percentile, the number of shares is adjusted upward or downward from the target, as appropriate. Team Members do not receive any shares if our performance is below the 30th percentile. Team Members can receive up to a maximum of twice the “target” award if our relative performance is above the 90th percentile. The percentage of the “target” award received for various performance levels is summarized below (with linear interpolation between the stated thresholds):

Performance Against Selected Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

For a list of the companies that comprise our Performance Peer Group, see the discussion in “Compensation Discussion and Analysis” of this Proxy Statement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Employment Agreements. In October 2008, the Company entered into employment agreements (the “employment agreements”) with the Chairman of the Board and CEO Howard R. Levine and President and Chief Operating Officer R. James Kelly. The employment agreements provide that either party may terminate the agreement by written notice to the other party subject to the Company’s obligation to make severance payments as described below. The employment agreements provide for a weekly base salary, subject to annual review by the Board, and for annual cash bonuses pursuant to our Cash Bonus Award Guidelines. Mr. Levine’s employment agreement includes the Company’s approval of the non-exclusive personal use of the Company’s aircraft by Mr. Levine, his family and/or guests, subject to certain limits and conditions as established by the Compensation Committee of the Board each year. The Compensation Committee has presently limited Mr. Levine’s personal usage of the aircraft to 70 hours for fiscal 2010.

The employment agreements provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the employment agreements), each of Messrs. Levine and Kelly are entitled to receive severance payments equal to his monthly base salary at the time of termination for a period of thirty (30) months for Mr. Levine and twenty-four (24) months for Mr. Kelly, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, the officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with any other employment and by certain disability and life insurance benefits. The employment agreements also provide that, in the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control (as defined in the employment agreements), each of Messrs. Levine and Kelly will receive a lump sum severance payment equal to thirty-six (36) times in the case of Mr. Levine and thirty (30) times in the case of Mr. Kelly, the sum of his highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The Company will also continue to provide health benefits for the executive and his dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions. See also “Potential Payments upon Termination or Change of Control” for a discussion of the Company’s philosophy regarding the adoption of such severance provisions.

None of our other NEOs have entered into employment agreements with the Company.

Severance Agreements. In October 2008, the Compensation Committee also approved the creation of certain severance agreements between the Company and all officers of the Company with the title of executive or senior vice president, including each of the NEOs other than Messrs. Levine and Kelly (the “severance agreements”). The severance agreements for all such officers are substantially the same except for the terms of the length of the period during which the severance payment will be made. The severance agreements with the executive vice presidents (including Mr. Gibson and Ms. Flur) provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the severance agreements), these officers are entitled to receive severance payments equal to his or her monthly base salary at the time of termination for a period of twenty-four (24) months, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, the officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with such other employment and by certain disability and life insurance benefits. In the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control (as such terms are defined in the severance agreements), each executive vice president is entitled to receive a lump sum severance payment equal to twenty-four (24) times the sum of his or her highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The severance agreements with the senior vice presidents (including Mr. Smith) contain the same terms but provide for twelve (12) months of severance payments on a termination without Cause or due to death or Disability and eighteen (18) months of severance payments on a qualifying termination following a Change in Control. The Company will also continue to provide health benefits for these officers and their dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions.

Release of Claims, Non-Compete and Other Covenants. In order to receive any severance benefits, all NEOs must execute a general release of claims against the Company. The employment agreements and the severance agreements contain confidentiality and non-disparagement provisions and agreements to provide future assistance to the Company regarding certain matters. In addition, for a period of one year following termination of employment, other than a termination following a Change in Control, the executive shall be subject to covenants not to compete and not to solicit the Company’s employees. If the officer violates any of these restrictive covenants, he or she will immediately forfeit any unpaid severance payments and any right to any further continuation of benefits.

Tax Provisions. In connection with the adoption of the employment agreements and the severance agreements, the Company has also adopted, and affected officers have agreed to the application of, a policy with respect to severance payments made following a Change in Control. Pursuant to that policy, if the payments to be made to an officer are “parachute payments” pursuant to Section 280G of the Code and are subject to the excise tax imposed under Section 4999 of the Code, then the severance benefit will be either: (i) the amount the executive would receive with no adjustment to the severance benefit or; (ii) the severance benefit reduced to the extent that would result in no portion of the severance benefit being subject to excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt of the greater after-tax amount of severance payments, notwithstanding that all or some portion of such severance payment may be taxable under Section 4999 of the Code. This provision benefits the Company by reducing the amount of payments that otherwise could be subject to the provisions of Section 280G of the Code which would limit the ability of the Company to take tax deductions with respect to such payments.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning option awards and stock awards held by our NEOs as of August 28, 2010.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Howard R. Levine	105,000	45,000		29.41	10/03/06	10/03/11	75,745	(3)	3,282,788
	66,147	99,220		27.31	10/09/07	10/09/12	84,212	(4)	3,649,748
	—	227,570		23.36	10/07/08	10/07/13	67,301	(5)	2,916,825
	—	172,415		28.11	10/13/09	10/13/14

R. James Kelly	77,000	33,000		29.41	10/03/06	10/03/11	55,577	(3)	2,408,707
	48,534	72,800		27.31	10/09/07	10/09/12	61,789	(4)	2,677,935
	—	166,975		23.36	10/07/08	10/07/13	48,996	(5)	2,123,487
	—	125,520		28.11	10/13/09	10/13/14

Charles S. Gibson, Jr.	—	6,402		29.41	10/03/06	10/03/11	12,216	(3)	529,441
	—	16,000		27.31	10/09/07	10/09/12	13,580	(4)	588,557
	—	36,700		23.36	10/07/08	10/07/13	10,769	(5)	466,728
	—	27,590		28.11	10/13/09	10/13/14

Dorlisa K. Flur	—	4,357		29.41	10/03/06	10/03/11	9,314	(3)	403,669
	—	10,800		27.31	10/09/07	10/09/12	11,982	(4)	519,300
	—	26,610		23.36	10/07/08	10/07/13	10,769	(5)	466,728
	—	27,590		28.11	10/13/09	10/13/14

Kenneth T. Smith	2,211	946		29.41	10/03/06	10/03/11	6,108	(3)	264,721
	2,656	1,137	(6)	31.76	04/17/07	04/17/12	6,790	(4)	294,279
	5,334	8,000		27.31	10/09/07	10/09/12	5,385	(5)	233,386
	—	18,350		23.36	10/07/08	10/07/13
	—	13,795		28.11	10/13/09	10/13/14

(1)

Options granted under the 1989 and 2006 Plans vest in increments of 40% on the second anniversary of the grant date and an additional 30% on each of the third and fourth grant date anniversaries and expire on the fifth anniversary of the grant date. For a description of the option terms, see “Description of Plan-Based Awards-Stock Options” in this Proxy Statement. Unless otherwise noted, option grants were made in accordance with the annual grant process.

(2)	Reflects value of unearned PSRs by reference to the closing price of Family Dollar common stock on the last trading day in fiscal 2010 (August 27, 2010) of $43.34 per share.

(3)

Represents PSRs awarded in fiscal 2008 under a three-year performance period (fiscal 2008 – 2010). PSRs are earned and convert to the right to receive shares of Family Dollar common stock based on our average annual return on equity (“ROE”) and pre-tax net income growth rate relative to the Performance Peer Group over the performance period. The number of shares reflects actual achievement against the performance goals for the three-year performance period at the 73rd percentile in relation to our peer group for earnings growth and ROE, resulting in an award of 147% of the target PSR award. As a result of Ms. Flur’s promotion in fiscal 2010, she received a pro-rated award for the three-year performance period (fiscal 2008 – 2010) in October 2009. The number of shares for Ms. Flur represents shares awarded during fiscal 2008 and during fiscal 2010 for the three-year performance period (fiscal 2008 – 2010), 8,246 shares and 1,068 shares, respectively.

(4)

Represents PSRs awarded in fiscal 2009 under a three-year performance period (fiscal 2009 – 2011). The number of shares reflected assumes participation by the officer through the end of the performance period and achievement against the performance goals equivalent to actual fiscal 2009 and fiscal 2010 performance at approximately the 73rd percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 147% of the target PSR award. As a result of Ms. Flur’s promotion in fiscal 2010, she received a pro-rated award for the three-year performance period (fiscal 2009 – 2011) in October 2009. The number of shares for Ms. Flur represents shares awarded during fiscal 2009 and during fiscal 2010 for the three-year performance period (fiscal 2009 – 2011), 9,847 shares and 2,135 shares, respectively.

(5)

Represents PSRs awarded in fiscal 2010 under a three-year performance period (fiscal 2010 – 2012). The number of shares reflected assumes participation by the officer through the end of the performance period and achievement against the performance goals equivalent to actual fiscal 2010 performance at approximately the 68th percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 136% of the target PSR award.

(6)	This option was granted on April 17, 2007, under the 2006 Plan, in connection with Mr. Smith’s promotion to CFO.

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock option exercises by our NEOs in fiscal 2010 and stock awards vested in fiscal 2010.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Howard R. Levine	150,000	(3)	2,742,090	52,875	1,486,316
R. James Kelly	95,000	(4)	879,092	38,775	1,089,965
Charles S. Gibson, Jr.	36,105	(5)	359,828	9,211	258,921
Dorlisa K. Flur	23,971	(6)	241,918	6,271	176,278
Kenneth T. Smith	5,000	(7)	93,080	2,992	84,105

(1)

Represents shares issued in fiscal 2010 under the PSR program for the fiscal 2007-2009 performance period. Because we performed at the 70th percentile compared to our Performance Peer Group for earnings growth and ROE, our NEOs earned 141% of the target number of PSRs pursuant to the three-year PSR award made in fiscal 2007 (for more information on our Performance Peer Group, see “How does the Company select its peer group for the PSR program” in the “Compensation Discussion and Analysis” section in this proxy statement).

Our Performance Peer Group for the fiscal 2007-2009 performance period consisted of the following companies: 99 Cent Only Stores, Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, CVS Caremark Corporation, Dollar General Corporation, Dollar Tree Inc., Fred’s, Inc., Kohl’s Corporation, Office Depot, Inc., Collective Brands, Inc., SuperValu Inc., Target Corporation, The TJX Companies, Inc., The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

(2)	Determined by reference to the closing price of Family Dollar common stock on October 13, 2009, the date such shares vested. The closing price on such date was $28.11.

(3)	The options exercised by Mr. Levine had an exercise price of $19.75 per share and were granted on September 28, 2005.

(4)	The options exercised by Mr. Kelly had an exercise price of $19.75 per share and were granted on September 28, 2005.

(5)

10,500 of the options exercised by Mr. Gibson had an exercise price of $19.75 per share; 14,938 of the options exercised by Mr. Gibson had an exercise price of $29.41 per share; and 10,667 of the options exercised by Mr. Gibson had an exercise price of $27.31 per share. These options were granted on September 28, 2005, October 3, 2006, and October 9, 2007, respectively.

(6)

6,600 of the options exercised by Ms. Flur had an exercise price of $19.75 per share; 10,171 of the options exercised by Ms. Flur had an exercise price of $29.41 per share; and 7,200 of the options exercised by Ms. Flur had an exercise price of $27.31 per share. These options were granted on September 28, 2005, October 3, 2006, and October 9, 2007, respectively.

(7)	The options exercised by Mr. Smith had an exercise price of $19.75 per share and were granted on September 28, 2005.

2010 NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. The Company does not fund, make any contributions to, or provide any interest rate subsidy for the Deferred Compensation Plan. In general, participants in the Deferred Compensation Plan receive payments following separation from service, provided that the participant may elect to receive payments on the earlier of a date certain or separation from service. The benefit participants may elect to receive payments in either a lump sum payment or in annual installments over five or ten years. Payments under the plan begin as soon as administratively feasible six months after a Team Member’s separation from service, unless a Team Member has elected to receive payments prior to separation from service in a specified year. Participants may elect to accrue a return on the deferred compensation by electing certain hypothetical investments that are similar to those offered under our 401(k) benefit plan for all eligible Team Members.

The following table shows information about the participation by each NEO in our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Distributions in Last FY ($)		Aggregate Balance at Last FYE ($)(3)(4)
Howard R. Levine	241,164	67,295	—		1,039,261
R. James Kelly	386,108	129,737	—		2,118,590
Charles S. Gibson, Jr.	48,287	18,989	—		380,146
Dorlisa K. Flur	143,343	29,191	—		374,235
Kenneth T. Smith	57,641	11,039	(35,043	)(5)	216,828

(1)

Reflects amounts of salary deferrals which are also reported as compensation for the 2010 fiscal year in the Summary Compensation Table and deferrals of non-equity incentive plan compensation reported as compensation in the 2009 Summary Compensation Table in the following amounts:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($) 2009 (Deferred in 2010)
Howard R. Levine	51,702	189,462
R. James Kelly	133,343	252,765
Charles S. Gibson, Jr.	7,642	40,645
Dorlisa K. Flur	41,804	101,539
Kenneth T. Smith	24,756	32,885

The table does not include the following non-equity incentive plan compensation amounts deferred in fiscal 2010 to be paid in fiscal 2011. These amounts are reported as compensation for the 2010 fiscal year in the Summary Compensation Table:

Name	Non-Equity Incentive Plan Compensation ($) 2010 (Deferred in 2011)
Howard R. Levine	78,005
R. James Kelly	623,080
Charles S. Gibson, Jr.	—
Dorlisa K. Flur	87,253
Kenneth T. Smith	28,064

(2)

We do not provide above-market earnings on amounts deferred under the Deferred Compensation Plan. Therefore, pursuant to SEC regulations, these amounts are not reported in the Summary Compensation Table.

(3)

This amount includes executive contributions and earnings relating to (i) salary deferrals made in fiscal 2010 and in prior fiscal years and (ii) bonus deferrals for bonuses earned in fiscal 2009 and paid in fiscal 2010 and bonuses earned and paid in prior fiscal years. This amount does not include deferrals with respect to fiscal 2010 bonuses to be paid in fiscal 2011.

(4)

Of this amount, $699,815 for Mr. Levine, $1,427,062 for Mr. Kelly, $331,897 for Mr. Gibson, $212,322 for Ms. Flur, and $189,560 for Mr. Smith was reported as compensation in the Summary Compensation Table for previous fiscal years.

(5)

The Non-Qualified Deferred Compensation Plan allows for two types of distribution elections, Separation from Service and Scheduled In-Service Withdrawal. Mr. Smith elected to receive his 2003 deferrals into the Plan as a “Lump Sum Payment in a Specified Year” payable in calendar year 2010, under the Non-Qualified Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment and severance agreements and maintain incentive plans that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change in control of the Company. Capitalized terms used in the following descriptions have the definitions set forth in the employment and severance agreements or in the 2006 Plan.

Employment and Severance Agreements

The Compensation Committee has approved employment and severance agreements for certain of our officers. Under these employment and severance agreements, prior to a Change in Control, our NEOs would, upon termination other than for Cause, become entitled to receive severance benefits, payable in monthly installments, equal to a multiple times the sum of their monthly base salary, and the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs. The multiple in that case is thirty (30) months for payments to Mr. Levine; twenty-four (24) months for payments to Ms. Flur and Messrs. Kelly and Gibson; and twelve (12) months in the case of Mr. Smith. The severance payment will be reduced by compensation in other employment and by certain disability and life insurance benefits. The employment and severance agreements also provide that, in the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control, the NEOs will receive a lump sum severance payment equal to a multiple times the sum of their highest base monthly salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years. The multiple in that case is thirty-six (36) months for payments to Mr. Levine; thirty (30) months for payments to Mr. Kelly; twenty-four (24) months for Mr. Gibson and Ms. Flur and eighteen (18) months for Mr. Smith. The Company will also continue to provide health benefits for the executive and his or her dependents for up to eighteen (18) months after termination.

Under the employment and severance agreements, our obligation to provide the severance benefits described above to any NEO are contingent on the NEO’s compliance with the non-compete, non-solicitation and confidentiality covenants contained in the employment and severance agreements and execution of a general release of claims against the Company. The covenant not to compete and the covenant not to solicit do not apply to terminations following a Change in Control. Severance benefits are not payable upon a termination for Cause.

2006 Plan

Under the 2006 Plan, in the event of a “Change in Control,” if (i) the acquiring company does not assume the obligation to perform under the 2006 Plan with respect to outstanding awards, or (ii) if within two years following the Change in Control, a participating Team Member is terminated from employment without “Cause” or the participant resigns for “Good Reason,” then:

•	outstanding options would immediately vest upon the Change in Control or the termination of employment, as applicable; and

•	the target payout opportunities attainable under the Cash Bonus Award Guidelines and PSRs outstanding at the time of the Change in Control or termination of employment, as applicable, would be deemed to have been fully earned as of the effective date of the Change in Control or termination of employment, as applicable, based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such Change in Control.

In either such case, participants would be paid a prorated award based upon the length of the performance period that has elapsed prior to the date of the Change in Control or termination of employment. In addition, if a PSR award is not assumed by the acquiring company, the participant will have the opportunity to earn the remaining portion of the award not paid out upon the Change in Control.

In addition, if a participant’s employment is terminated as a result of death, Disability or Retirement, or without Cause (as defined in the employment or severance agreements), awards of PSRs will be made based on the Company’s performance for (A) the fiscal year in which the date of termination occurs plus (B) each completed fiscal year during the applicable performance period immediately preceding the date of termination. Common stock awarded pursuant to the PSRs will be issued on a pro-rata basis based on the actual number of months worked in the applicable performance period.

Non-Qualified Deferred Compensation

In the event of a termination of employment of any officer who participates in the Company’s Deferred Compensation Plan, payments under the plan will begin as soon as administratively feasible six months after such separation from service. There is no provision for increased benefits in the event of termination of employment with the Company.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to each of our NEOs upon a separation from service under various circumstances or a change in control of the Company in accordance with their respective employment agreements and severance agreements and under our various incentive plans. Payments pursuant to the Deferred Compensation Plan are not included in the table (see “2010 Non-Qualified Deferred Compensation,” above). No payments, other than payments of non-qualified deferred compensation, are made to any NEO in the event of termination for Cause. The amounts payable are calculated based on the assumption that each covered circumstance under such arrangements occurred on August 27, 2010, the last business day of fiscal 2010.

Name	Benefits and Payments	Voluntary Departure ($)	Termination by the Company without Cause ($)	Change of Control ($)	Medical Disability ($)(3)	Death ($)(4)
Howard R. Levine	Severance Pay(1)(2)		4,060,095	6,987,880	3,760,095	3,060,095
	Performance Share Rights(5)		6,688,359	6,688,359	6,688,359	6,688,359
	Stock Options(6)	2,522,986	2,522,986	11,913,062	11,913,062	11,913,062
	Benefit Continuations(7)		23,551	23,551	23,551

	Total	2,522,986	13,294,991	25,612,852	22,385,067	21,661,516

R. James Kelly	Severance Pay(1)(2)		2,250,773	3,556,129	2,010,773	1,250,773
	Performance Share Rights(5)(8)	4,901,927	4,901,927	4,901,927	4,901,927	4,901,927
	Stock Options(6)	1,850,610	1,850,610	8,725,114	8,725,114	8,725,114
	Benefit Continuations(7)		17,828	17,828	17,828

	Total	6,752,537	9,021,138	17,200,998	15,655,642	14,877,814

Charles S. Gibson, Jr.	Severance Pay(1)(2)		1,156,942	1,393,981	916,942	346,942
	Performance Share Rights(5)		1,077,476	1,077,476	1,077,476	1,077,476
	Stock Options(6)	—	—	1,499,122	1,499,122	1,499,122
	Benefit Continuations(7)		23,551	23,551	23,551

	Total	—	2,257,969	3,994,130	3,517,091	2,923,540

Dorlisa K. Flur	Severance Pay(1)(2)		1,159,013	1,377,901	919,013	349,013
	Performance Share Rights(5)		905,633	905,633	905,633	905,633
	Stock Options(6)	—	—	1,185,681	1,185,681	1,185,681
	Benefit Continuations(7)		23,551	23,551	23,551

	Total	—	2,088,197	3,492,766	3,033,878	2,440,327

Kenneth T. Smith	Severance Pay(1)(2)		487,090	683,536	442,090
	Performance Share Rights(5)		538,803	538,803	538,803	538,803
	Stock Options(6)	147,060	147,060	878,375	878,375	878,375
	Benefit Continuations(7)		15,701	23,551	15,701

	Total	147,060	1,188,654	2,124,265	1,874,969	1,417,178

(1)

Represents severance payable in an amount equal to a multiple, as set forth below, of the NEO’s fiscal 2010 annual base salary, plus the amount of the prorata bonus (due to actual or assumed termination date, 100%) payable to the NEO under the Cash Bonus Award Guidelines:

Multiple Applicable on Termination without Cause, or due to Disability or Death
Howard R. Levine	2.5
R. James Kelly	2
Charles S. Gibson, Jr.	2
Dorlisa K. Flur	2
Kenneth T. Smith	1

(2)

Represents severance payable in the event of a qualifying termination following a Change in Control, equal to a multiple, as set forth below, of the sum of the NEO’s fiscal 2010 base annual salary plus the average annual bonus actually paid under the Cash Bonus Plan in the preceding three years:

Multiple Applicable on Qualifying termination After a Change in Control
Howard R. Levine	3
R. James Kelly	2.5
Charles S. Gibson, Jr.	2
Dorlisa K. Flur	2
Kenneth T. Smith	1.5

(3)	The amount payable in the event of Disability has been reduced by estimated disability payments made pursuant to the Company’s executive disability program.

(4)

The amount payable in the event of death has been reduced by life insurance proceeds payable upon the death of each NEO pursuant to life insurance policies provided as part of the Company’s benefit program, up a maximum of $1,000,000.

(5)

In each case, except in the event of a Change in Control, the payout under the PSRs are paid on a ratable basis as of the date of the participant’s Termination without Cause, Disability or death based on actual Company performance over the three fiscal years immediately preceding the date of termination. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control without Cause or for Good Reason. The payout under the PSRs on a Change of Control are determined by the greater of (a) an assumed achievement of all relevant performance goals at the “target” level, or (b) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such event. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 27, 2010, the last trading day of the year, of $43.34 per share, multiplied by the number of shares of common stock to be awarded, as adjusted for performance as set forth below:

•

For the fiscal 2008 – 2010 three-year performance period, we assumed an award equivalent to 147% of the target number of PSRs awarded to each NEO in fiscal 2008, based on actual performance against the fiscal 2008 – 2010 Performance Peer Group through fiscal 2010.

•

For the fiscal 2009 – 2011 three-year performance period, we assumed an award equivalent to 147% of the target number of PSRs awarded to each in NEO in fiscal 2009, based on actual performance against the fiscal 2009 – 2011 Performance Peer Group through fiscal 2010.

•

For the fiscal 2010 – 2012 three-year performance period, we assumed an award equivalent to 136% of the target number of PSRs awarded to each in NEO in fiscal 2010, based on actual performance against the fiscal 2010 – 2012 Performance Peer Group through fiscal 2010.

(6)

Stock options granted under the 1989 Plan do not accelerate for death, Disability, Termination without Cause or any Change in Control. All stock options granted prior to January 19, 2006, were made pursuant to the 1989 Plan. As discussed above, stock options granted pursuant to the 2006 Plan accelerate upon death, Disability, Termination without Cause, or a Change in Control. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 27, 2010, the last trading day of the year, of $43.34 per share and on the termination reasons as set forth below:

•

In the event of the termination of an executive’s employment due to voluntary departure or by the Company without Cause, the executive would be entitled to exercise stock options that were vested on or before the date of termination.

•

In the event of the termination of an executive’s employment due to Change in Control, Disability, or death, the executive would be entitled to exercise all outstanding stock options, as any unvested stock options would immediately vest on the date of termination.

(7)

Reflects the incremental cost to the Company of the extension of health benefits following a termination without Cause or due to death or Disability or a qualifying termination following a Change in Control. These benefits would be extended for up to eighteen months in any of these events for all of the NEOs except Mr. Smith; Mr. Smith’s benefits would be extended for 12 months in the event of a termination without Cause or due to Disability or eighteen months in the event of a qualifying termination following a Change in Control.

(8)	Mr. Kelly is retirement-eligible under the 2006 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the shares of our common stock that may be issued under the 1989 Plan and the 2006 Plan, which are the only equity compensation plans that we currently maintain, as of August 28, 2010.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by Stockholders	3,462,892	$26.47/share	10,551,217

(1)

Consists of 2,500 shares issuable upon exercise of options granted under the 1989 Plan and 3,460,392 shares issuable upon exercise of options and the award of common stock pursuant to PSRs based on “target” performance granted under the 2006 Plan.

(2)	The weighted average exercise price is for options only and does not account for PSRs.

(3)	Consists of shares available for awards of options and other stock-based awards under the 2006 Plan.

OWNERSHIP OF THE COMPANY’S SECURITIES

Ownership by Directors and Officers

The following table sets forth, for each of our directors and director nominees, each of our NEOs, and all of our current executive officers, directors and director nominees as a group, the number of shares of our common stock beneficially owned and the percent of our common stock so owned, all as of November 19, 2010, and based on 126,383,756 shares outstanding as of that date:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Mark R. Bernstein	10,243	(2)	*
Pamela R. Davies	2,993		*
Sharon Allred Decker	3,249	(3)	*
Edward C. Dolby	8,736		*
Glenn A. Eisenberg	8,336		*
Howard R. Levine	9,840,553	(4)	7.76%
George R. Mahoney, Jr.	346,004		*
James G. Martin	7,618		*
Harvey Morgan	2,512	(5)	*
Dale C. Pond	6,206		*
R. James Kelly	468,127		*
Charles S. Gibson, Jr.	62,444		*
Dorlisa K. Flur	45,858		*
Kenneth T. Smith	50,412		*

All Executive Officers, Directors and Director Nominees of the Company as a Group (18 persons)	10,969,893		8.64%

*	Less than one percent

(1)

All shares are held with sole voting and investment power. These numbers include shares for which the following persons have the right to acquire beneficial ownership, as of November 19, 2010, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine—356,785 shares; (ii) Mr. Kelly—151,724 shares; (iii) Mr. Gibson—22,680 shares; (iv) Ms. Flur—20,401 shares; (v) Mr. Smith—22,487 shares; and (vi) all executive officers and directors as a group—618,318 shares. Does not include shares that may be awarded pursuant to the PSR program; see the “2009 Outstanding Equity Awards at Fiscal Year End” table for information regarding the potential award of common stock pursuant to the PSRs.

(2)	This number does not include 16,050 shares owned by Mr. Bernstein’s wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

(3)	This number includes 1,100 shares which are currently pledged.

(4)	This number does not include 1,025 shares owned by Mr. Levine’s wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

(5)	This number does not included 2,500 shares owned by Mr. Morgan’s wife. Mr. Morgan disclaims beneficial ownership of the shares owned by his wife.

Ownership by Certain Other Beneficial Owners

Based on filings with the SEC and other information, we believe that, as of the dates set forth below, the following stockholders beneficially owned more than 5% of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock(2)
BlackRock, Inc.	6,455,041	(3)	5.11%
40 East 52nd St
New York, NY 10022

Bank of America Corporation	6,466,443	(4)	5.12%
100 North Tryon Street
Charlotte, NC 28255

The Vanguard Group	6,733,635	(5)	5.33%
P.O. Box 2600
Valley Forge, PA 19482-2600

Trian Fund Management, L.P.	8,722,365	(6)	6.90%
280 Park Avenue
41St Floor
New York, NY 10017

(1)

“Beneficial ownership” is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

(2)	Based on the number of shares of common stock owned by each stockholder as set forth above and 126,383,756 shares of our common stock outstanding as of November 19, 2010.

(3)

Based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on September 10, 2010. As of August 31, 2010, BlackRock, Inc. had sole voting power and sole dispositive power over all of the 6,455,041 shares of the Company’s common stock.

(4)

Based solely on the Schedule 13F filed with the SEC by Bank of America Corporation on November 12, 2010. As of September 30, 2010, Bank of America Corporation had sole voting power over 6,156,491 shares, shared voting power over 12,450 shares, no voting power over 297,502 shares, sole dispositive power over 788,771 shares, and shared dispositive power over 5,677,672 shares.

(5)

Based solely on the Schedule 13F filed with the SEC by The Vanguard Group, Inc, on November 4, 2010. As of September 30, 2010, The Vanguard Group had sole voting power and shared dispositive power over 200,331 shares, and no voting power and sole dispositive power over 6,533,304 shares.

(6)

Based solely upon the Schedule 13D filed with the SEC by Trian Fund Management, L.P. on July 28, 2010. As of July 27, 2010, the Filing Persons reported shared voting power and shared dispositive power with respect to the 8,722,365 shares. According to the Schedule 13D, the Filing Persons are Trian Partners GP, L.P., Trian Partners, L.P., Trian Partners Master Fund, L.P., a Cayman Islands limited partnership, Trian Partners Parallel Fund I., L.P., Trian Partners Parallel Fund I General Partner LLC, Trian Partners Strategic Investment Fund, L.P., Trian Partners Strategic Investment Fund GP, LLC, Trian Fund Management, L.P., Trian Partners Strategic Investment Fund General Partner, LLC, Trian Partners General Partner, LLC, Trian Fund Management GP, LLC, Nelson Peltz, Peter W. May and Edward P. Garden.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied on a timely basis with all applicable filing requirements during fiscal 2010.

CODE OF ETHICS

We have adopted a code of ethics, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “CEO and Senior Financial Officers Code”), that applies to our principal executive officer, principal financial officer and other senior accounting officers. The CEO and Senior Financial Officers Code is posted on our website along with our Code of Business Conduct, which applies to all officers and employees, including the officers mentioned above. The Internet address for our website is www.familydollar.com, and the CEO and Senior Financial Officers Code and Code of Business Conduct may be found from our main website page by clicking first on “Investor Relations,” and then on “Corporate Governance,” next on “Codes of Business Conduct and Ethics.” We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting to our website any amendment to or waiver of the CEO and Senior Financial Officers Code or Code of Business Conduct granted to our principal executive officer, principal financial officer, or other senior accounting officers.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

The Nominating/Corporate Governance Committee (the “Governance Committee”) has adopted written procedures for the review, approval and monitoring of transactions between Family Dollar and its directors and executive officers (and their immediate family members) that would be subject to disclosure in our Proxy Statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). Under these procedures, the Governance Committee is to be informed of transactions subject to review before their implementation. The procedures establish our practices for obtaining and reporting information to the Governance Committee regarding such transactions on a periodic and an as-needed basis. The policy provides that such transactions are to be submitted for approval before they are initiated but also provides for ratification of such transactions. No director who is interested in a transaction may participate in the Governance Committee’s determinations as to the appropriateness of such transaction. In certain situations, the Chairman of the Governance Committee has been delegated the authority to make determinations regarding the approval of such transactions. The policy also pre-approves certain transactions excluded from the SEC’s disclosure rules and transactions arising solely from ownership of our stock in which all stockholders are equally treated. The Governance Committee and/or the Board have previously approved certain related party transactions, as described below. The procedures established by the Governance Committee provide for continuing monitoring and annual review of these pre-approved transactions. These procedures operate in conjunction with other aspects of the Company’s compliance program, such as our Board of Directors Code of Conduct and our Code of Business Conduct, which generally require directors and employees to report any circumstances that may create or appear to create a conflict between the interests of such a person and those of the Company, regardless of the amount involved. Related person transactions involving directors are also subject to Board approval or ratification when so required under Delaware law.

Related Party Transactions

We have entered into a Retirement Agreement with Mr. Leon Levine, the former Chairman of the Board and the father of Howard R. Levine, in connection with Mr. Leon Levine’s retirement as of September 30, 2002. Pursuant to the Retirement Agreement, we are currently providing continuing health care coverage for Mr. Leon Levine and certain members of his family; Company-paid personal liability umbrella insurance coverage; and use of Family Dollar aircraft for up to 30 hours per year (not including “dead-head” time). We accrued approximately $1,285,000 in fiscal 2002 for the total value of these benefits to be received over the term of the Retirement Agreement. The incremental cost of providing these benefits and services was $186,658 in fiscal 2010.

PROPOSAL NO. 2

APPROVAL OF THE PERFORMANCE MEASURES FOR PERFORMANCE-BASED AWARDS UNDER THE 2006 PLAN

The Board recommends for approval to the stockholders the performance measures for performance-based awards under the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”). The purpose of asking stockholders to approve the performance goals under the 2006 Plan is so that certain incentive awards granted under the plan may qualify as tax-deductible performance-based compensation under Section 162(m) of the Code (“Section 162(m)”), allowing the Company to continue to deduct certain payments made to executive officers of the Company under the federal tax laws, as discussed below.

Our stockholders approved the 2006 Plan at our annual meeting of stockholders in 2006. Our stockholders subsequently approved an increase in the maximum aggregate dollar value of any performance-based cash award or other cash-based award that may be paid to any participant in the 2006 Plan during any one calendar year from $1,000,000 to $3,000,000 at our annual meeting of stockholders in 2008. On November 18, 2008, the Compensation Committee approved an amendment to the definition of “Good Reason” in the Plan to provide consistency with the Company’s severance agreements. Such amendment did not require shareholder approval. On November 30, 2010, the Board of Directors adopted non-substantive amendments to the 2006 Plan in order to clarify certain provisions in the Plan document. These amendments did not require shareholder approval. Specifically, the amendments change the language of the anti-dilution provision to ensure avoidance of certain adverse accounting consequences. In addition, the amendments make clear that to the extent a number of Incentive Stock Options are granted that exceeds the limit on incentive stock options set forth in the 2006 Plan, the excess options shall be treated as non-qualified stock options. Finally, the amendments make certain language changes to various provisions of the 2006 Plan for clarification and consistency only.

Section 162(m) of the Code limits the deductibility of certain executive compensation paid to the Company’s Chief Executive Officer and the three highest compensated officers (other than the Chief Financial Officer), as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to $1,000,000. These officers are referred to below as “covered employees.” An exemption from this limitation (the “Performance Exception”) applies to “performance-based” compensation as defined in the regulations under Section 162(m). One of the requirements under the Performance Exception is stockholder approval of the performance goals pursuant to which the compensation is paid. The regulations under Section 162(m) require that, in order for performance-based awards other than option rights and stock appreciation rights to continue to qualify for the Performance Exception, stockholders must approve the material terms of the applicable performance goals every five years if the plan provides for discretion to change targets under a performance goal after stockholder approval of the goal, as the 2006 Plan so provides. The material terms of the performance goals for performance-based awards other than option rights and appreciation rights under the 2006 Plan were last approved on January 19, 2006 (at the same time that the 2006 Plan was approved by the Company’s stockholders). Therefore, the Board is asking for and recommending stockholder approval of the material terms of the performance goals at the Annual Meeting of Stockholders.

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the 2006 Plan, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum award that can be paid to an employee under the performance goal. Each of these aspects of the 2006 Plan is discussed below.

Description of 2006 Plan

A summary of the 2006 Plan appears below. This summary is qualified in its entirety by reference to the text of the 2006 Plan, a copy of which is attached to this Proxy Statement as Appendix B.

General. The 2006 Plan is an “omnibus” plan that provides for a variety of cash and/or equity and equity-based award vehicles, including stock options, performance shares, stock appreciation rights, restricted stock, restricted stock units and other stock or cash-based awards. The 2006 Plan is designed to provide the Company flexibility in the implementation of its equity compensation programs. Stockholder approval of the performance measures for performance-based awards under the 2006 Plan will also allow the Compensation Committee to continue to grant awards that qualify as “performance-based” compensation under Code Section 162(m), preserving the Company’s tax deduction for such compensation.

Administration. The 2006 Plan is administered by the Compensation Committee of the Board or, at the discretion of the Board from time to time, the 2006 Plan may be administered by the Board.

The Compensation Committee has, with certain limitations, the exclusive power to, among other things, establish the design of awards, determine performance measures, grant awards, designate participants, determine the type or types of awards to be granted to each participant and to determine the terms and conditions of any award granted under the 2006 Plan. To the extent permitted by applicable law, the Compensation Committee may delegate its authority to any individual or committee of individuals.

Eligibility for Participation. The 2006 Plan is designed to promote the success, and enhance the value, of the Company, by linking the personal interests of employees, officers, directors and consultants of the Company or any affiliate of the Company to those of Company stockholders and by providing such persons with an incentive for outstanding performance. Any employee, officer, consultant or director of the Company or its subsidiaries or affiliates may be selected to receive awards under the 2006 Plan, subject to certain limitations on the grant of incentive stock options.

In fiscal 2010, there were approximately 990 eligible participants in the 2006 Plan, including 972 employees, 9 officers, 9 directors and no consultants. Currently, there are more than 290 participants with outstanding equity awards granted under the 2006 Plan. The Compensation Committee anticipates that a comparable number of individuals will be selected for performance-based awards subject to the achievement of performance goals in the future.

Types of Awards. The 2006 Plan provides for the grant of cash awards, stock options (“Options”) (including both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”)), stock appreciation rights (“SARs”), Performance Awards (including “performance share rights” as described below), Restricted Stock and Restricted Stock Units, Deferred Stock Units and Dividend and Interest Equivalents.

Available Shares. The aggregate number of Shares initially reserved and available for issuance pursuant to Awards granted under the 2006 Plan was (i) Twelve Million (12,000,000) Shares, plus (ii) any Shares covered by an award made under the Company’s 1989 Non-Qualified Stock Option Plan prior to the Effective Date that is canceled, terminates, expires, forfeits or lapses for any reason after the Effective Date. For information regarding the number of Shares that remain reserved and available for issuance under the 2006 Plan, see the “Equity Compensation Plan Information” table above.

Performance Measures. The performance measures may be based upon the Company’s performance, individual performance, performance of a division, region, department or function within the Company, or may be measured against a relative peer group or prior performance. Performance measures may include the following measures for this purpose: revenue; sales; profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); earnings on a pre-tax or post-tax basis (EBIT, EBITDA, earnings per share, earnings growth or other corporate earnings measures); net income (before or after taxes, operating income or other income measures); cash (cash flow, cash generation or other cash measures); stock price or performance; total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price or other measures of return); financial return measures (including, but not limited to, dividends, return on assets, capital, equity or sales, and cash flow return on assets, capital, equity or sales); market share measures; improvements in capital structure; expenses (operating expense, expense management, expense ratio, expense efficiency ratios or other expense measures); business expansion or consolidation (acquisitions and divestitures); internal rate of return or increase in net present value; working capital targets relating to inventory and/or accounts receivable; planning accuracy (as measured by comparing planned results to actual results); productivity improvement; inventory measures (turns, reduction or shrink); customer relations (count, frequency, size of basket or attitude); compliance goals (employee turnover, social goals, diversity goals, safety programs, regulatory or legal compliance); and goals relating to business expansion, acquisitions and divestitures.

The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Compensation Committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards. The Compensation Committee may, in its discretion, adjust downward any award.

Limitations on Awards. The maximum number of shares that may be issued upon exercise of Incentive Stock Options granted under the Plan is 1,000,000. The maximum number of shares with respect to one or more Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other stock-based awards that may be granted during any one calendar year under the 2006 Plan to any one Participant is 500,000, provided that, for purposes of such awards only, to the extent the shares subject to an award are not determinable at the time of grant, the number of shares subject to such award shall be equal to the maximum shares payable pursuant to such award. The aggregate dollar value of any Performance-Based Cash Awards or other cash-based awards that may be paid to any one Participant during any one calendar year under the 2006 Plan is $3,000,000.

Stockholder Approval. The affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting is required for approval of the performance measures for performance-based awards under the 2006 Plan.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the performance measures for performance-based awards under the 2006 Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its selection of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to audit and report on the consolidated financial statements of Family Dollar and its subsidiaries for fiscal 2011, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of PwC for the purposes set forth above.

Stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of PwC, the Audit Committee will reconsider whether or not to retain PwC. However, the Audit Committee will not be obliged to select a different auditor. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders. PwC served as our independent registered public accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed for the audit and other services provided by PwC for fiscal 2010 and fiscal 2009:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees(1)	$738,261	$666,200
Audit-Related Fees(2)	$148,000	$37,000
Tax Fees	$—	$—
All Other Fees(3)	$1,500	$1,500

Total	$887,761	$704,700

(1)	Includes fees for audits of annual financial statements and reviews of the related quarterly financial statements.

(2)	Includes fees for audit related work for Family Dollar Insurance, Inc., our captive insurance company and for audit related work for financing alternatives.

(3)	Represents fees paid for access to PwC’s accounting research database.

All services rendered by PwC are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Audit Committee pre-approve the services to be provided by PwC; the Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PwC as our independent registered public accountants for fiscal 2011.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders in 2012 (the “2012 Annual Meeting”), and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Act”), must be received by us before the close of business on August 10, 2011. If a stockholder intends to present a proposal for consideration at the 2012 Annual Meeting (outside the processes of Rule 14a-8 under the Act), notice of such proposal must be delivered to the Company not earlier than September 22, 2011, and not later than October 22, 2011. Otherwise such proposal will be considered untimely under the Company’s Bylaws and pursuant to Rules 14a-4 and 14a-5(e) under the Act, and the persons named in the proxies solicited by the Board of Directors for the 2012 Annual Meeting may exercise discretionary voting power with respect to such proposal, if presented at the meeting, without including information regarding the proposal in the Company’s proxy materials. Any such proposals or notices should be in writing and should be sent by certified mail, return receipt requested, to the Corporate Secretary, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. Submitting a stockholder proposal does not guarantee that we will include such proposal in our next Proxy Statement. The Board reviews all stockholder proposals and determines whether further action is required.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement Notes 9 and 11 to our Consolidated Financial Statements included in our Annual Report for fiscal 2010. The fiscal 2010 Annual Report accompanies this Proxy Statement. Except as specifically set forth herein, the fiscal 2010 Annual Report is not deemed part of the proxy solicitation materials. Copies of the 2010 Annual Report may be obtained by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: (704) 849-7522. Our Annual Reports are also available in the “Investor Relations” section of our website at www.familydollar.com under the “Financial Reports” tab.

Appendix A

Hay Retail Industry Database

7-Eleven	DSW	Nordstrom
Abercrombie & Fitch	Eddie Bauer	Office Depot
Ace Hardware	Eye Glasses	Office Max
Advance Auto Parts	Family Dollar Stores	Optical Shoppe
Aeropostale	FedEx Kinko’s Office and Print	PETsMART
Ahold USA	Services	Phillips-Van Heusen
Alex Lee	Food Lion	Pier 1 Imports
American Eagle Outfitters	Gap	Polo Ralph Lauren
America’s Best Contacts and Eye	Hallmark—Retail	RadioShack
Glasses	Harris Teeter	Recreational Equipment
Andersons	Helzberg Diamonds	Restoration Hardware
Ann Taylor	Home Depot, The	Richemont North America
AutoZone	Hot Topic	Saks
Belk	Institution Food House	Sears Holdings
Benetton U S A	J. C. Penney	Smart & Final
Bergdorf Goodman	J. Crew	Stage Stores
Best Buy	Jewelry Television	Staples
Big Lots	Kohl’s	Stop & Shop Supermarket
Blockbuster	Lands’ End	Talbots
Bon-Ton Stores	Limited Brands	Target
Borders	Linens ‘n Things	Timberland
Borders Stores	Liz Claiborne	TJX Companies
Brown Shoe	Lord & Taylor	Tommy Hilfiger
Bulgari	Lowe’s	Toys “R” Us
C&S Wholesale Grocers	Lowes Foods Stores	Tween Brands
Carter’s	Macy’s	Ulta Salon, Cosmetics & Fragrance
Children’s Place	Mattel—American Girl Place	United Supermarkets
Coach	Meijer	Walden
Collective Brands	Merchants Distributors	Walgreen
Costco Wholesale	Mervyns	Wal-Mart Stores
Crate and Barrel	Michaels Stores	Wal-Mart Vision Center
Cutter & Buck	Military Optical Shop	Williams-Sonoma
CVS/Caremark	National Vision	Wilsons The Leather Experts
Dollar General	Neiman Marcus Group	Winn-Dixie Stores
Dollar Tree Stores	New York & Company	Zale Corporation

A-1

Appendix B

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The Family Dollar Stores, Inc. 2006 Incentive Plan is designed to promote the success, and enhance the value, of the Company, by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit, Performance Award, Dividend Equivalent, Interest Equivalent, Other Stock-Based Award, Performance-Based Cash Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) gross neglect of duty, (ii) prolonged absence from duty without the consent of the Company, (iii) intentionally engaging in any activity that is in conflict with or adverse to the business, reputation or other interests of the Company, or (iv) willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(f) “Change in Control,” unless otherwise defined by the Committee in the applicable Award Certificate, shall be deemed to have occurred upon any of the following events; provided, however, that, except to the extent prohibited by Section 409A of the Code, the Board shall at all times prior to the occurrence of any particular event described in this Section 2.1(f) have the authority to decide, in its sole discretion, that such event shall be deemed not to constitute a “Change in Control” for purposes hereof:

(i) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, further, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any Person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 40% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not be counted in the numerator when determining whether a Change in Control has occurred: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be (any Reorganization, Sale or Acquisition which satisfies such criterion shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with a Change in Control, Change in Control shall mean a “change in the ownership of a corporation” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation” within the meaning of Section 409A of the Code or otherwise have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, to the extent applicable to such plans.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

(h) “Committee” means the committee of the Board described in Article 4.

(i) “Company” means Family Dollar Stores, Inc., a Delaware corporation, or any successor corporation.

(j) “Covered Employee” means a “covered employee” as defined in Section 162(m)(3) of the Code.

(k) “Deferred Stock Unit” means a right granted to a Participant under Article 11.

(l) “Director” means any individual who is a member of the Board.

(m) “Disability” or “Disabled” has the same meaning as provided in any long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an Affiliate (whether or not the Participant actually participates or receives disability benefits under such plan or policy); provided, however, that in no event shall a Participant be deemed Disabled for purposes of the Plan within the six-month period beginning on the date the Participant commences employment with the Company or an Affiliate. If the determination of Disability relates to an Incentive Stock Option, or a Stock Appreciation Right issued in tandem with an Incentive Stock Option, Disability means “permanent and total disability” as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such plans.

(n) “Dividend Equivalent” means a right granted to a Participant under Section 12.1.

(o) “Effective Date” has the meaning assigned such term in Section 3.1.

(p) “Eligible Individual” means an employee, officer, consultant or director of the Company or any Affiliate.

(q) “Exchange” means the New York Stock Exchange or any other national securities exchange on which the Stock may from time to time be listed or traded.

(r) “Fair Market Value” on any date shall be the closing price of the Stock on such date as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee or, in the absence of reported sales on such date, on the immediately preceding date on which sales were reported, or, if it is determined that the fair market value is not properly reflected by such method, Fair Market Value will be determined in compliance with Sections 162(m) and 409A of the Code, to the extent applicable, by such other method as the Committee determines in good faith to be reasonable.

(s) “Good Reason” has the meaning assigned such term in the employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Affiliate promptly after receipt of notice thereof given by the Participant): (i) a reduction by the Company or an Affiliate in the Participant’s base salary; (ii) a direct or indirect material reduction by the Company or an

Affiliate in the Participant’s aggregate annual and long-term incentive compensation opportunities, such as through a reduction in target or maximum award opportunities, a change in the performance goals or formulas for earning awards resulting in a material increase in the degree of difficulty of achieving target performance, or similar changes; (iii) a material reduction in the Participant’s position, duties and responsibilities, assignment to duties inconsistent with such position or material adverse change in reporting relationships, (iv) with respect to a Participant who is stationed at the Company’s headquarters in Charlotte, North Carolina, or in Matthews, North Carolina, the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to a Change in Control, or (v) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

(t) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.

(u) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(v) “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the 1934 Act, all as defined under Section 16 of the 1934 Act and the rules thereunder.

(w) “Interest Equivalent” means a right granted to a Participant under Section 12.2.

(x) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(y) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(z) “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(aa) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning of the term “parent corporation” as set forth in Section 424(e) of the Code.

(bb) “Participant” means an Eligible Individual who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 15.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law.

(cc) “Performance Award” means Performance Shares, Performance Units or Performance-Based Cash Awards granted pursuant to Article 9.

(dd) “Performance-Based Cash Award” means a right granted to a Participant under Article 9 to a cash award to be paid upon achievement of such performance goals as the Committee establishes with regard to such Award.

(ee) “Performance Share” means any right granted to a Participant under Article 9 to a Share to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.

(ff) “Performance Unit” means a right granted to a Participant under Article 9 to a unit valued by reference to a designated amount of cash or property other than Shares, to be paid to the Participant in cash or in kind upon achievement of such performance goals as the Committee establishes with regard to such Performance Unit.

(gg) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(hh) “Plan” means this Family Dollar Stores, Inc. 2006 Incentive Plan, as amended or supplemented from time to time.

(ii) “Qualified Business Criteria” means one or more of the business criteria listed in Section 14.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(jj) “Qualified Performance-Based Award” means, with respect to a Covered Employee, an Award granted to an officer of the Company that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 14.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(kk) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(ll) “Restricted Stock Unit Award” means the right granted to a Participant under Article 10 to receive Shares (or the equivalent value in cash or other property) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(mm) “Restriction Period” has the meaning ascribed to such term in Section 10.2.

(nn) “Retirement” means a Participant’s voluntary termination of employment or consultancy at or after having attained age sixty (60) with at least ten (10) years of service with the Company or an Affiliate, or such earlier retirement date as may be approved by the Committee with regard to such Participant. With respect to a Participant’s termination of service as a Director, Retirement means the failure to stand for reelection or other retirement as a Director after a Participant has attained age sixty-five (65) or such earlier retirement date as may be approved by the Committee with regard to such Participant.

(oo) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(pp) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 16.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 16.1.

(qq) “Stock” means the $0.10 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 16.

(rr) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ss) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning of the term “subsidiary corporation” as set forth in Section 424(f) of the Code.

(tt) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(uu) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by the stockholders of the Company (the “Effective Date”). Upon the Effective Date, no further grants shall be made under the Company’s 1989 Non-Qualified Stock Option Plan. No further grants may be made under this Plan after the 10th anniversary of the Effective Date.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (consisting of at least two members) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. Unless otherwise designated by the Board, the Compensation Committee of the Board shall serve as the Committee administering the Plan; provided, however, that (i) with respect to Awards to any Insiders, the Committee shall consist of all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the 1934 Act, and (ii) with respect to Awards intended to constitute Qualified Performance-Based Awards, the Committee shall consist of all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code. For purposes of this Plan, Committee may also mean any individual or committee of individuals (who need not be Directors) that the Compensation Committee may appoint from time to time to administer the Plan with respect to Awards to Eligible Individuals who are not Insiders or Covered Employees, in accordance with and subject to the requirements of Section 4.3. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3. AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions (not inconsistent with the terms of this Plan) of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k) Amend the Plan or any Award Certificate as provided herein;

(l) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan; and

(m) Appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

Notwithstanding the above, to the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Eligible Individuals who are not Insiders or Covered Employees. To the extent that the Committee delegates its authority to make Awards as provided by this Section 4.3, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

4.4. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 16.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be (i) Twelve Million (12,000,000) Shares, plus (ii) any Shares covered by an award made under the Company’s 1989 Non-Qualified Stock Option Plan prior to the Effective Date that is canceled, terminates, expires, forfeits or lapses for any reason after the Effective Date.

5.2. SHARE COUNTING.

(a) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued Shares from such Award will again be available for issuance pursuant to Awards granted under the Plan.

(b) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(c) Substitute Awards granted pursuant to Section 15.11 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

5.3. SOURCE OF SHARES. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.

5.4. LIMITATIONS ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 16.1):

(a) The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,000,000.

(b) The maximum number of Shares with respect to one or more Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other Stock-Based Awards that may be granted during any one calendar year under the Plan to any one Participant shall be 500,000, provided that, for the purposes of this Section 5.4(b) only, to the extent the Shares subject to an Award are not determinable at the time of grant, the number of Shares subject to such Award shall be equal to the maximum Shares payable pursuant to such Award.

(c) The aggregate dollar value of any Performance-Based Cash Awards or other cash-based Awards that may be paid to any one Participant during any one calendar year under the Plan shall be $3,000,000.

ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Individuals, except as limited for Incentive Stock Options under Section 7.2(g).

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that the exercise price per Share under an Option (other than an Option issued as a substitute Award pursuant to Section 15.11) shall not be less than the Fair Market Value as of the Grant Date.

(b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(c) PAYMENT. Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

The Option price due upon exercise of any Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option exercise price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option exercise price unless such Shares had been acquired by the Participant on the open market), or (iii) by a combination of (i) and (ii).

As soon as practicable after notification of exercise and full payment, the Company shall deliver the Shares to the Participant in an appropriate amount based upon the number of Shares purchased under the Option(s).

Notwithstanding the foregoing, the Committee also may allow (A) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (B) exercises by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

(d) EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.

7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) EXERCISE PRICE. The exercise price of an Incentive Stock Option shall not be less than the Fair Market Value as of the Grant Date.

(b) LAPSE OF OPTION. Subject to any earlier termination provision contained in the Award Certificate, an Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4) or (5) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3) and (4) below, it will automatically become a Nonstatutory Stock Option:

(1) The expiration date set forth in the Award Certificate.

(2) The tenth anniversary of the Grant Date.

(3) Three months after termination of the Participant’s employment with the Company and its Affiliates for any reason other than the Participant’s Disability or death.

(4) One year after termination of the Participant’s employment with the Company and its Affiliates by reason of the Participant’s Disability.

(5) One year after the Participant’s death if the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 15, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on the Participant’s termination of employment. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 15.5.

(c) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options (under all plans maintained by the Company) are first exercisable by a Participant in any calendar year may not exceed $100,000. In the event that the aggregate Fair Market Value of Shares deliverable to a Participant pursuant to Incentive Stock Options exceeds the limit set forth in the preceding sentence, then the Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be

Nonstatutory Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, the Incentive Stock Options granted hereunder to such Participant shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Nonstatutory Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(d) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the Grant Date, in accordance with Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(e) EXPIRATION OF AUTHORITY TO GRANT INCENTIVE STOCK OPTIONS. No Incentive Stock Option may be granted pursuant to the Plan after the day immediately prior to the tenth anniversary of the Effective Date of the Plan, or the termination of the Plan, if earlier.

(f) RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(g) ELIGIBLE GRANTEES. The Committee may not grant an Incentive Stock Option to a person who is not at the Grant Date an employee of the Company or a Parent or Subsidiary.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a) RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted, has the right, to receive upon exercise, at the Committee’s election, either a payment in cash or Shares, equal to the excess, if any, of:

(1) The Fair Market Value of one Share on the date of exercise; over

(2) The base value of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date (other than an SAR issued as a substitute Award pursuant to Section 15.11 or unless the SAR is granted in tandem with an Option after the Grant Date of the Option, in which case, to the extent permitted under Section 409A of the Code, the base price of the SAR may equal the exercise price of the related Option even if less than the Fair Market Value of one Share on the Grant Date of the SAR).

(b) OTHER TERMS. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee. With respect to a Stock Appreciation Right, the number of Shares to be counted against the Share pool in Section 5.1 above shall be the number of net shares with respect to which the Award is granted.

ARTICLE 9

PERFORMANCE AWARDS

9.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant Performance Shares, Performance Units or Performance-Based Cash Awards to Participants on such terms and conditions as may be selected by the Committee.

9.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award, except to the extent the Committee exercises such negative discretion as is permitted under applicable law for purposes of the Section 162(m) Exemption.

9.3. RIGHT TO PAYMENT. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value, which may be settled in cash or other property, including Shares, variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance-Based Cash Award to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the value of the Performance Awards that will be paid to the Participant.

9.4. OTHER TERMS. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Performance Awards shall be determined by the Committee. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

ARTICLE 10

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

10.1. GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee, subject to Section 5.4.

10.2. ISSUANCE AND RESTRICTIONS. Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock or Dividend Equivalents on the Restricted Stock Units) covering a period of time specified by the Committee (the “Restriction Period”). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate, the Participant shall have all of the rights of a stockholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.

10.3. FORFEITURE. Except as provided in an Award Certificate or otherwise determined by the Committee at the time of the grant of the Award or thereafter, immediately after termination of the Participant’s employment or other service relationship with the Company and its Affiliates during the applicable Restriction Period or upon failure to satisfy a performance goal during the applicable Restriction Period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

10.4. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11

DEFERRED STOCK UNITS

11.1. GRANT OF DEFERRED STOCK UNITS. The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee. Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

ARTICLE 12

DIVIDEND AND INTEREST EQUIVALENTS

12.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal in value to the cash dividends that would have been paid with respect to all or a portion of the number of Shares subject to any Award, if such Shares had been outstanding, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares or units equivalent to Shares, or otherwise reinvested.

12.2 GRANT OF INTEREST EQUIVALENTS. The Committee is authorized to grant Interest Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Interest Equivalents shall entitle the Participant to receive payments equal to a stated rate of return on the value of an outstanding Award, as determined by the Committee. The Committee may provide that Interest Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares or units equivalent to Shares, or otherwise reinvested.

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

13.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares or other property, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Affiliates (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Other Stock-Based Awards.

ARTICLE 14

QUALIFIED PERFORMANCE-BASED AWARDS

14.1. OPTIONS AND STOCK APPRECIATION RIGHTS. The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

14.2. OTHER AWARDS. When granting an Award other than an Option or a Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department, function or combination thereof within the Company or an Affiliate:

—Revenue
—Sales
—Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)
—Earnings on a pre-tax or post-tax basis (EBIT, EBITDA, earnings per share, earnings growth or other corporate earnings measures)
—Net income (before or after taxes, operating income or other income measures)
—Cash (cash flow, cash generation or other cash measures)
—Stock price or performance
—Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price or other measures of return)
—Financial return measures (including, but not limited to, dividends, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);
—Market share measures
—Improvements in capital structure
—Expenses (operating expense, expense management, expense ratio, expense efficiency ratios or other expense measures)
—Business expansion or consolidation (acquisitions and divestitures)
—Internal rate of return or increase in net present value
—Working capital targets relating to inventory and/or accounts receivable

—Planning accuracy (as measured by comparing planned results to actual results)
—Productivity improvement
—Inventory measures (turns, reduction, shrink)
—Customer relations (count, frequency, size of basket, attitude)
—Compliance goals (employee turnover, social goals, diversity goals, safety programs, regulatory or legal compliance)
—Goals relating to business expansion, acquisitions and divestitures.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers. Any member of a specially-created performance index that undergoes a corporate event or transaction of a kind described in Article 16 or that files a petition for bankruptcy during a measurement period shall be disregarded from and after such event, unless the Committee determines not to disregard such entity or to make some other adjustment to measuring the performance index and the effect of such Committee determination is to reduce the amount payable under any affected Qualified Performance-Based Award. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Notwithstanding anything herein to the contrary, the Committee may exercise, with respect to such Qualified Business Criteria and related performance goals, such negative discretion as is permitted under applicable law for purposes of the Section 162(m) Exemption.

14.3. PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or upon a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

14.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA. The Committee may determine prospectively, at the time that goals under this Article 14 are established, whether or not to adjust any such goals during or after the fiscal year period to take into consideration and/or mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, dispositions, divestitures, and/or “extraordinary items” within the meaning of generally accepted accounting principles (“non-recurring items”), or if such non-recurring items were not foreseen or were not quantifiable at the time such goals were established, upon the occurrence of such non-recurring items, including any of the following that occur during a fiscal year period: (a) asset write-downs or impairment charges; (b) litigation or claim costs, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) restatements occurring as a result of errors that arise from events other than fraud or failures in performance; (e) accruals for reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

14.5. CERTIFICATION OF PERFORMANCE GOALS. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 14.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 14.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

ARTICLE 15

PROVISIONS APPLICABLE TO AWARDS

15.1. STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan. Subject to Section 17.2, Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

15.2. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or a Stock Appreciation Right exceed a period of ten years from its Grant Date (or, if Section 7.2(d) applies, five years from its Grant Date).

15.3. FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law (including, but not limited Section 409A of the Code) or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

15.4. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards. Any purported transfer in violation of this Section 15.4 shall be null and void.

15.5. BENEFICIARIES. Notwithstanding Section 15.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s surviving spouse or, in the absence of a surviving spouse, to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

15.6. STOCK CERTIFICATES. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any Exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

15.7. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 15.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable and shall remain exercisable for their full term, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control, and, in either such case, there shall be a prorata payout to Participants within thirty (30) days following the Change in Control based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b) Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control, unless the Award Certificate expressly provides otherwise: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable and shall remain exercisable for their full term, (ii) all time-based vesting restrictions outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding of that Participant’s performance-based Awards shall be deemed to have been fully earned as of the date of termination based upon the great of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control, and, in either such case, there shall be a prorata payout to such Participant within thirty (30) days following the date of termination of employment based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

(c) For purposes of Section 15.7 (a) and (b), “target” shall mean the amount of the performance-based Award initially granted to a Participant as a “target” amount to be awarded subject to adjustment pursuant to the terms and conditions of the Award.

15.8. DISCRETIONARY ACCELERATION. Regardless of whether an event has occurred as described in Section 15.7 above, and subject to Article 14 as to Qualified Performance-Based Awards and Section 409A of the Code, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant, or the occurrence of a Change in Control, all or a portion of such Participant’s Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 15.8.

15.9. TERMINATION OF EMPLOYMENT. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under this Plan in respect of any leave of absence taken by an employee or any other change in employment status, such as a change from full time employment to a consulting relationship, of an employee relative to an Award. Without limiting the foregoing, the Committee shall be entitled to determine in a manner intended to be consistent with Section 409A of the Code with respect to Awards subject to Section 409A of the Code (i) whether or not any such leave of absence or other change in employment status, including the receipt of continuing payments provided pursuant to a written severance or employment agreement, shall constitute a termination of employment within the meaning of this Plan and (ii) the impact, if any, of any such leave of absence or other change in employment status on Awards under this Plan therefore made to any employee who takes such leave of absence or otherwise changes his or her employment status. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to cease to be an employee of the Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.

15.10. FORFEITURE EVENTS. The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. Such events may include, but are not limited to, termination of employment for Cause, violation of material Company or Affiliate policies, breach of non-competition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

15.11. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 16

CHANGES IN CAPITAL STRUCTURE

16.1. GENERAL. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall adjust the Plan and Awards to preserve the benefits or potential benefits of the Awards as it deems necessary or appropriate in its sole discretion, including without limitation: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. In addition, upon the occurrence or in anticipation of such an event, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Section 162(m) of the Code where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefore. To the extent that any adjustments made pursuant to this Article 16 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 17

AMENDMENT, MODIFICATION AND TERMINATION

17.1. AMENDMENT, MODIFICATION AND TERMINATION.

(a) The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

(b) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise price or base value of such Award).

(c) Notwithstanding the foregoing, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Board or the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code.

17.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b) The original term of an Option may not be extended without the prior approval of the stockholders of the Company; and

(c) Except as otherwise provided in Article 16, the exercise price of an Option may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company.

ARTICLE 18

GENERAL PROVISIONS

18.1. NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or Eligible Individual shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Individuals uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Individuals who receive, or are eligible to receive, Awards (whether or not such Eligible Individuals are similarly situated).

18.2. NO STOCKHOLDER RIGHTS. No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such Participant in connection with the Award.

18.3. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan or an Award. If Shares are permitted to be surrendered to the Company to satisfy tax obligations in excess of the minimum tax withholding obligation, such Shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles. The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender of Shares for tax withholding obligations if the surrender of Shares in satisfaction of such withholding obligations would result in the Company’s recognition of expense under generally accepted accounting principles. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes.

18.4. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

18.5. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.

18.6. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless specifically provided otherwise in such other plan.

18.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

18.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.9. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

18.10. GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

18.11. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

18.12. ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

18.13. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

18.14. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18.15. FOREIGN PARTICIPANTS. In order to facilitate the granting of Awards to Eligible Individuals who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including without limitation substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for the purposes of this Section 18.15 without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the spirit of this Plan, as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

18.16. NOTICE. Except as otherwise provided in this Plan, any notice which either the Company or a Participant may be required or permitted to give shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify Participants from time to time; and to the Participant at the Participant’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Participant, by notice to the Company, may designate in writing from time to time.

18.17. INUREMENT OF RIGHTS AND OBLIGATIONS. The rights and obligations under this Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

18.18. COSTS AND EXPENSES. Except as otherwise provided herein, the costs and expenses of administering this Plan shall be borne by the Company, and shall not be charged to any Award nor to any Participant receiving an Award. Costs and expenses associated with the redemption or exercise of any Award under this Plan, including, but not limited to, commissions charged by any agent of the Company, may be charged to the Participant in the discretion of the Committee.

18.19. COMPLIANCE WITH SECTION 409A OF THE CODE. The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

18.20. ARBITRATION. All claims, disputes and controversies arising out of or in any way related to this Plan or any Award hereunder, including any claim, dispute or controversy relating to the validity or enforceability of this Plan or any Award, shall be resolved by binding arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect as of the time that the dispute, claim or controversy is submitted for resolution. Arbitration hearings shall be held in Charlotte, North Carolina, and judgment upon any award may be entered by any court having jurisdiction. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless otherwise required by law or directed by the arbitrator in his or her award. Each party shall be responsible for paying its or his own attorneys’ fees unless the arbitrator orders otherwise in compliance with governing law. All aspects of the arbitration process, including the demand for arbitration, the hearing, and the record of the proceeding, are confidential and shall not be open to or disclosed to any third party or the public, unless required by law, including judicial or administrative process, or in connection with a regulatory inquiry, investigation or proceeding.

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					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees
	01	Mark R. Bernstein	06	Howard R. Levine
	02	Pamela L. Davies	07	George R. Mahoney, Jr.
	03	Sharon Allred Decker	08	James G. Martin
	04	Edward C. Dolby	09	Harvey Morgan
	05	Glenn A. Eisenberg	10	Dale C. Pond

The Board of Directors recommends a vote FOR proposals 2 and 3.										For	Against	Abstain
2.	Approval of the performance measures for performance-based awards under the Family Dollar Stores, Inc. 2006 Incentive Plan.									☐	☐	☐

3.	Ratification of the selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants.									☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here (See reviser for instructions)					☐

					Yes	No
Please indicate if you plan to attend this meeting					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FAMILY DOLLAR STORES, INC.

Annual Meeting of Stockholders

January 20, 2011

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Howard R. Levine and R. James Kelly, or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. (local time) on Thursday, January 20, 2011, at the offices of the Company located at 10401 Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated on the reverse side. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the Directors named in proposal 1 and for proposals 2 and 3. The cut-off for phone and Internet voting is 11:59 p.m. Eastern Time, on January 19, 2011.

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side